                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                   FORM 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  JANUARY 16, 1998

                        UNITED STATES FILTER CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                DELAWARE                   1-10728                  33-0266015
      (STATE OR OTHER JURISDICTION       (COMMISSION               (IRS EMPLOYER
            OF INCORPORATION             FILE NUMBER)           IDENTIFICATION NO.)

     40-004 COOK STREET, PALM DESERT, CALIFORNIA                      92211
      (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                      (ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  760-340-0098

ITEM 5.OTHER EVENTS.

  As previously reported on a Current Report on Form 8-K dated January 16, 1998 (as amended), United States Filter Corporation, a Delaware corporation (the "Company"), acquired all of the outstanding common stock of The Kinetics Group, Inc. ("Kinetics") as of December 31, 1997 in exchange for 5,803,803 shares of Common Stock, par value $.01 per share, of the Company.

  This transaction has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements and notes thereto of the Company have been restated to include the accounts and operations of Kinetics. Such restated consolidated financial statements and notes thereto are included herein. Additionally, Selected Consolidated Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations have been restated to reflect the acquisition of Kinetics and are included elsewhere herein. Unaudited Pro Forma Combined Financial Information is also included herein.


Recent Developments

U.S. Filter is contemplating the issuance of $750 to $900 million of unsecured redeemable or remarketable securities to qualified institutional buyers (as defined in Rule 144A of the U.S. Securities Act of 1933, as amended) to refinance existing indebtedness under U.S. Filter's Senior Credit Facility and for general corporate purposes. The proposed issuance of such securities is not expected to have a material impact on U.S. Filter's financial position or its future results of operations.


ITEM 7.FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)  FINANCIAL STATEMENTS

The following are filed herewith:

                                                                           PAGE
                                                                           ----
      Index to Consolidated Financial Statements                           F-1
      Independent Auditors' Report--KPMG Peat Marwick LLP                  F-2
      Report of Independent Auditors--Ernst & Young LLP                    F-3
      Consolidated Financial Statements (as restated for the acquisition of Kinetics, which was accounted for as a pooling of interests):
      Consolidated Balance Sheets as of March 31, 1996 and 1997            F-4
      Consolidated Statements of Income for the years ended
       March 31, 1995, 1996 and 1997                                       F-5
      Consolidated Statements of Shareholders' Equity for the
       years ended March 31, 1995, 1996 and 1997                           F-6
      Consolidated Statements of Cash Flows for the years ended
       March 31, 1995, 1996 and 1997                                       F-8
      Notes to Consolidated Financial Statements                           F-10

(b)  PRO FORMA FINANCIAL INFORMATION

      Unaudited Pro Forma Combined Balance Sheet as of December 31, 1997   F-33
      Unaudited Pro Forma Combined Statements of Operations for the year
       ended March 31, 1997 and the nine months ended December 31, 1997    F-34
      Unaudited Pro Forma Combined Statements of Operations for the years ended March 31, 1996 and 1995 and the nine months ended December
       31, 1996                                                            F-36
      Notes to Unaudited Pro Forma Combined Financial Information          F-39

                                   SIGNATURE

  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          UNITED STATES FILTER CORPORATION

Date: May 14, 1998                        By: /s/ Kevin L. Spence
                                              _________________________________
                                              Kevin L. Spence
                                              Executive Vice President/
                                              Chief Financial Officer

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                      SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                  NINE MONTHS ENDED
                                   FISCAL YEAR ENDED MARCH 31,(1)                  DECEMBER 31,(1)
                          ----------------------------------------------------  ----------------------
                          1993(2)   1994(3)   1995(4)    1996(5)     1997(6)     1996(6)     1997(7)
                          --------  --------  --------  ----------  ----------  ----------  ----------
                                      (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Revenues................  $511,623  $620,709  $830,765  $1,090,745  $1,764,406  $1,094,636  $2,346,553
Cost of Sales...........   408,859   500,731   658,834     836,973   1,376,615     859,754   1,798,595
                          --------  --------  --------  ----------  ----------  ----------  ----------
 Gross Profit...........   102,764   119,978   171,931     253,772     387,791     234,882     547,958
Selling, general and
 administrative
 expenses...............    95,357   115,979   131,210     192,387     316,190     196,752     414,546
Purchased in-process
 research and
 development............       --        --        --          --          --          --      299,505
Merger, restructuring
 and other acquisition
 related charges........       --        --        --          --        5,581       5,581     141,109
                          --------  --------  --------  ----------  ----------  ----------  ----------
                            95,357   115,979   131,210     192,387     321,771     202,333     855,160
                          --------  --------  --------  ----------  ----------  ----------  ----------
 Operating income
  (loss)................     7,407     3,999    40,721      61,385      66,020      32,549    (307,202)
Other income (expense):
 Interest expense.......    (4,627)   (5,570)   (8,807)    (16,280)    (26,509)    (15,907)    (34,374)
 Other..................     2,236    (6,953)    1,611       5,923       3,678       2,981       3,002
                          --------  --------  --------  ----------  ----------  ----------  ----------
                            (2,391)  (12,523)   (7,196)    (10,357)    (22,831)    (12,926)    (31,372)
                          --------  --------  --------  ----------  ----------  ----------  ----------
 Income (loss) before
  income tax expense
  (benefit),
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............     5,016    (8,524)   33,525      51,028      43,189      19,623    (338,574)
Income tax expense
 (benefit)..............     1,237    (5,751)    8,904      20,329      10,681       3,845      (1,273)
                          --------  --------  --------  ----------  ----------  ----------  ----------
 Income (loss) before
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............     3,779    (2,773)   24,621      30,699      32,508      15,778    (337,301)
Extraordinary item......       405       --        --          --          --          --          --
Cumulative effect of a
 change in accounting
 principle..............       459       --        --          --          --          --          --
                          --------  --------  --------  ----------  ----------  ----------  ----------
 Net income (loss)......  $  4,643  $ (2,773) $ 24,621  $   30,699  $   32,508  $   15,778  $ (337,301)
                          ========  ========  ========  ==========  ==========  ==========  ==========
PER COMMON SHARE
 DATA:(8)
BASIC:
 Income (loss) before
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............  $   0.09  $  (0.11) $   0.68  $     0.62  $     0.51  $     0.27  $    (3.65)
 Extraordinary item.....      0.01       --        --          --          --          --          --
 Cumulative effect of a
  change in accounting
  principle.............      0.02       --        --          --          --          --          --
                          --------  --------  --------  ----------  ----------  ----------  ----------
 Net Income (loss)......  $   0.12  $  (0.11) $   0.68  $     0.62  $     0.51  $     0.27  $    (3.65)
                          ========  ========  ========  ==========  ==========  ==========  ==========
 Basic weighted average
  number of common
  shares outstanding....    27,878    31,267    35,198      48,369      64,082      59,016      92,340
                          ========  ========  ========  ==========  ==========  ==========  ==========
DILUTED:
 Income (loss) before
  extraordinary item and
  cumulative effect of a
  change in accounting
  principle.............  $   0.09  $  (0.11) $   0.66  $     0.61  $     0.49  $     0.26  $    (3.65)
 Extraordinary item.....      0.01       --        --          --          --          --          --
 Cumulative effect of a
  change in accounting
  principle.............      0.02       --        --          --          --          --          --
                          --------  --------  --------  ----------  ----------  ----------  ----------
 Net Income (loss)......  $   0.12  $  (0.11) $   0.66  $     0.61  $     0.49  $     0.26  $    (3.65)
                          ========  ========  ========  ==========  ==========  ==========  ==========
 Diluted weighted
  average number of
  common shares
  outstanding...........    28,171    31,267    43,707      49,668      66,531      61,071      92,340
                          ========  ========  ========  ==========  ==========  ==========  ==========
CONSOLIDATED BALANCE
 SHEET DATA (END OF
 PERIOD):
Working capital.........  $ 79,094  $113,105  $135,079  $  159,148  $  515,152  $  641,333  $  545,628
Total assets............  $274,635  $430,206  $583,633  $1,003,316  $2,397,563  $2,129,806  $3,360,782
Notes payable and long-
 term debt, including
 current portion........  $ 42,899  $ 41,398  $ 65,192  $   74,848  $   86,066  $   76,972  $  629,633
Convertible subordinated
 debt...................  $    --   $ 60,000  $105,000  $  200,000  $  554,000  $  554,000  $  554,000
Stockholders' equity....  $128,189  $171,758  $200,548  $  407,390  $1,045,830  $  970,526  $1,193,524

                                                        (note on following page)

--------
(1) The historical consolidated financial data for U.S. Filter for the fiscal years ended March 31, 1993, 1994, 1995, 1996 and 1997 and for the nine months ended December 31, 1996 have been restated to include the accounts and operations of Kinetics. Separate results of operations for each of U.S. Filter and Kinetics for the years ended March 31, 1993, 1994, 1995, 1996 and 1997 and the nine months ended December 31, 1996 and 1997 are presented below:

                                                                         NINE MONTHS ENDED
                                  FISCAL YEAR ENDED MARCH 31,              DECEMBER 31,
                          --------------------------------------------  --------------------
                          1993(2) 1994(3)  1995(4)  1996(5)   1997(6)    1996(6)    1997(7)
                          ------- -------  ------- --------- ---------  ---------  ---------
                                   (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES:
U.S. Filter (as
 previously reported)...  416,725 475,236  600,832   812,322 1,376,601    838,936  2,346,553
Kinetics................   94,898 145,473  229,933   278,423   387,805    255,700        --
                          ------- -------  ------- --------- ---------  ---------  ---------
 Combined...............  511,623 620,709  830,765 1,090,745 1,764,406  1,094,636  2,346,553
                          ======= =======  ======= ========= =========  =========  =========
OPERATING INCOME (LOSS):
U.S. Filter (as
 previously reported)...    6,049  (2,358)  28,047    45,382    82,913     51,296   (307,202)
Kinetics................    1,358   6,357   12,674    16,003   (16,893)   (18,747)       --
                          ------- -------  ------- --------- ---------  ---------  ---------
 Combined...............    7,407   3,999   40,721    61,385    66,020     32,549   (307,202)
                          ======= =======  ======= ========= =========  =========  =========
NET INCOME (LOSS):
U.S. Filter (as
 previously reported)...    2,547  (7,892)  15,267    21,967    46,197     29,014   (337,301)
Kinetics................    2,096   5,119    9,354     8,732   (13,689)   (13,236)       --
                          ------- -------  ------- --------- ---------  ---------  ---------
 Combined...............    4,643  (2,773)  24,621    30,699    32,508     15,778   (337,301)
                          ======= =======  ======= ========= =========  =========  =========
NET INCOME (LOSS) PER
 COMMON SHARE(8):
BASIC:
 As previously
  reported..............     0.02   (0.34)    0.50      0.50      0.79       0.55      (3.65)
 As restated............     0.12   (0.11)    0.68      0.62      0.51       0.27        --
DILUTED:
 As previously
  reported..............     0.02   (0.34)    0.49      0.49      0.77       0.52      (3.65)
 As restated............     0.12   (0.11)    0.66      0.61      0.49       0.26        --

(2) The fiscal year ended March 31, 1993 includes twelve months of results of Societe des Ceramiques Techniques, S.A. ("SCT"), acquired April 1, 1992 and three months of The Permutit Company, Inc., a United States company acquired January 5, 1993, accounted for as purchases. The fiscal year ended March 31, 1993 also includes an extraordinary gain of $0.4 million resulting from the forgiveness of debt in connection with the buyout of a capital lease obligation and a gain for the cumulative effect of a change in accounting principle of $0.5 million resulting from U.S. Filter's Davis subsidiary's adoption of SFAS No. 109, "Accounting for Income Taxes."

(3) The fiscal year ended March 31, 1994 includes four months of results of Ionpure Technologies Corporation and IP Holding Company ("Ionpure"), acquired December 1, 1993 and accounted for as a purchase. Selling, general and administrative expenses for the year ended March 31, 1994 reflect four months of integration of Ionpure, certain charges totaling $2.4 million related to the rationalization of certain wastewater operations and write-off of certain intangibles in the U.S. Filter's Continental Penfield subsidiary totaling $3.7 million. In addition, the year ended March 31, 1994 includes a charge of $8.9 million to reflect a plan to shutdown and reorganize certain operations of Davis.

(4) The fiscal year ended March 31, 1995 includes the results of operations of Smogless S.p.A., Crouzat S.A., Sation S.A., Seral Erich Alhauser GmbH and the Ceraflo ceramic product line from the dates of their respective acquisitions, accounted for as purchases.

(5) The fiscal year ended March 31, 1996 includes the results of operations of The Permutit Company Limited and The Permutit Company Pty Ltd., Interlake Water Systems, Arrowhead Industrial Water Inc. and Polymetrics Inc. from the dates of their respective acquisitions, accounted for as purchases. General and administrative expenses for the year ended March 31, 1996 includes charges totaling $3.2 million related to the write-down of certain patents and equipment of Zimpro.

(6) The fiscal year ended March 31, 1997 includes the results of operations of USG, WaterPro, WSMG, and PED from the dates of their respective acquisitions, accounted for as purchases. The year ended March 31, 1997 and the nine months ended December 31, 1996 includes merger expenses of $5.6 million, related to the acquisition of Davis, which was accounted for as a pooling of interests. Cost of goods sold for the year ended March 31, 1997 includes charges recorded by Kinetics totaling $26.0 million related certain unreimbursed project costs. Selling, general and administrative expenses for the year ended March 31, 1997 includes charges totaling $6.8 million for increases in Kinetics' allowance doubtful accounts, the write-off of certain receivables, the write-down of certain assets and the establishment of certain accruals.

(7) The nine months ended December 31, 1997 includes the results of operations for Memtec from the date of its acquisition on December 9, 1997, accounted for as a purchase. The nine months ended December 31, 1997 also includes a charge of $299.5 million related to the acquisition from Memtec of certain in-process research and development projects that had not reached technological feasibility and that had no alternative future uses. Additionally, U.S. Filter recorded charges totaling $141.1 million related to a restructuring plan that U.S. Filter implemented concurrent with the acquisitions of Memtec and Kinetics. Cost of goods sold for the nine months ended December 31, 1997 includes charges recorded by Kinetics totaling $13.7 million related to certain unreimbursed project costs. Selling, general and administrative expenses for the nine months ended December 31, 1997 includes charges recorded by Kinetics totaling $3.6 million related to increases in Kinetics allowance for doubtful accounts, the write-off of certain receivables, the write-down of certain assets and the establishment of certain accruals.

(8) Income (loss) per common share amounts are computed in accordance with SFAS 128 and are after (i) dividends on the Series A Preferred Stock of $0.7 million for the fiscal year ended March 31, 1993, $0.7 million for the fiscal year ended March 31, 1994, $0.7 million for the fiscal year ended March 31, 1995 and $0.5 million for the fiscal year ended March 31, 1996 and (ii) accretion on the Series A Preferred Stock, a noncash accounting adjustment required by Securities and Exchange Commission Staff Accounting Bulletin No. 68 ("SAB 68"), in the amount of $0.6 million for the fiscal year ended March 31, 1993. As of April 1, 1993 U.S. Filter and the holder of the Series A Preferred Stock agreed to a fixed dividend of $0.7 million per year on the Series A Preferred Stock eliminating the increasing rate and, therefore, the accretion of dividends pursuant to SAB
    68. The Series A Preferred Stock was converted into shares of Common Stock in March 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Form 8-K.

GENERAL

  The Company's strategy is to offer a single-source solution to industrial and municipal customers through what the Company believes is the industry's broadest range of cost-effective systems, products, services and proven technologies. Accordingly, since July 1991, the Company has acquired and integrated more than 125 businesses with substantial expertise in the design and manufacture of systems of the filtration and treatment of water and wastewater. Due to the magnitude of these acquisitions and the integration of the acquired operations with the Company's existing businesses, results of operations for prior periods are not necessarily comparable to or indicative of results of operation for current or future periods.

RESULTS OF OPERATIONS

  In May 1996, August 1996, March 1997 and December 1997 subsidiaries of the Company merged with Zimpro, Davis, Sidener and Kinetics, respectively, in transactions accounted for as poolings of interests. Historical consolidated financial data for the fiscal years ended March 31, 1993 through March 31, 1997 have been restated to reflect these acquisitions.

  The following table sets forth for the periods indicated certain items in the Selected Consolidated Financial Data as a percentage of total revenues:

                                                             FISCAL YEAR ENDED
                                                                 MARCH 31,
                                                            --------------------
                                                             1995   1996   1997
                                                            ------ ------ ------
   Revenues................................................ 100.0% 100.0% 100.0%
   Cost of sales...........................................  79.3%  76.7%  78.0%
   Gross profit............................................  20.7%  23.3%  22.0%
   Selling, general and administrative expenses............  15.8%  17.6%  17.9%
   Merger expense..........................................   --     --     0.3%
   Operating income........................................   4.9%   5.6%   3.7%
   Interest expense........................................   1.1%   1.5%   1.5%
   Net income..............................................   3.0%   2.8%   1.8%

  The following table sets forth a percentage breakdown of the Company's sales by product category for the past three fiscal years:

                                                                   FISCAL YEAR
                                                                   ENDED MARCH
                                                                       31,
                                                                  --------------
                                                                  1995 1996 1997
                                                                  ---- ---- ----
   Sales by product category:
     Capital equipment........................................... 52%  50%  52%
     Services and operations.....................................  6%  13%  11%
     Distribution................................................ 30%  25%  24%
     Replacement parts, consumables and other.................... 12%  12%  13%

TWELVE MONTHS ENDED MARCH 31, 1997 ("FISCAL 1997") COMPARED WITH TWELVE MONTHS ENDED MARCH 31, 1996 ("FISCAL 1996")

 Revenues

  Revenues for fiscal 1997 were $1,764.4 million, an increase of $673.7 million from $1,090.7 for the comparable period of the prior fiscal year. This 61.8% increase was due primarily to acquisitions completed by the Company after fiscal 1996. For fiscal 1997 revenues from capital equipment sales represented 52% of total revenues, while revenues from services and operations represented 11% of total revenues, revenues from distribution represented 24% of total revenues and revenues from replacement parts and consumables represented 13% of total revenues.

 Gross Profit

  Gross profit increased 52.8% to $387.8 million for fiscal 1997 from $253.8 million for the comparable period of the prior fiscal year. Total gross profit as a percentage of revenue ("gross margin") was 22.0% for fiscal 1997 compared to 23.3% for the comparable period of the prior fiscal year. The decrease in gross margin is due primarily to the incurrence of certain unreimbursed project costs at Kinetics during the fiscal year ended March 31, 1997 after restatement for the acquisition of Kinetics in the current period accounted for as a pooling of interests.

 Selling, General and Administrative Expenses

  For fiscal 1997, selling, general, and administrative expenses, excluding merger expenses, increased $123.8 million to $316.2 million as compared to the $192.4 million in the comparable period in the prior year. The increase in these expenses can be attributed primarily to the addition of sales and administrative personnel accompanying the Company's acquisitions after fiscal 1996. During fiscal 1997, selling, general and administrative expenses, excluding Davis merger expenses, were 17.9% of revenues compared to 17.6% for the comparable period in the prior year. The increase was primarily due to Kinetics, recording certain charges in selling, general and administrative expenses during the fiscal year ended March 31, 1997 for the write-off of certain receivables, the write-down of certain assets, the increase in Kinetics allowance for doubtful accounts and the establishment of certain accruals. These charges are included in fiscal 1997, after restatement for the acquisition of Kinetics in the current period accounted for as a pooling of interests.

  Excluding Davis merger expenses, operating income as a percentage of revenues decreased to 4.1% for fiscal 1997 from 5.6% for the corresponding period in fiscal 1996 due primarily to the decrease in the gross margin.

 Merger Expenses

  Merger expenses were incurred during fiscal 1997 relating to the Company's acquisition of Davis which was accounted for as a pooling of interests. These merger expenses, which totaled $5.6 million, consisted primarily of investment banking fees, printing, stock transfer fees, legal fees, accounting fees, governmental filing fees and certain other costs related to existing Davis pension plans and change of control payments.

 Interest Expense

  Interest expense increased to $26.5 million for fiscal 1997 from $16.3 million for the corresponding period in the prior year. Interest expense for fiscal 1997 consisted primarily of interest on the Company's: (i) 5% Convertible Debentures due 2000 (all of which were, as of October 25, 1996, converted into shares of Common Stock); (ii) 6% Convertible Subordinated Notes due 2005 issued on September 18, 1995; (iii) 4.5% Convertible Subordinated Debentures due 2001 issued on December 11, 1996; (iv) 8% Senior Subordinated Notes issued by Kinetics; (v) borrowings under the Company's bank line of credit and (vi) borrowings under Kinetics' line of credit. At March 31, 1997, the Company had cash, cash equivalents and short-term investments of $137.3 million.

 Income Tax Expense

  Income tax expense decreased to $10.7 million in fiscal 1997 from $20.3 million in the corresponding period in the prior year. The Company's effective tax rate for fiscal 1997 was 24.7% as compared to 39.8% in the corresponding period in the prior year. At March 31, 1997, the Company had net operating loss carryforwards of approximately $16.4 million in France for which financial statement benefit was recognized in fiscal 1997.

 Net Income

  For fiscal 1997, net income increased $1.8 million to $32.5 million from $30.7 million for the same period in the prior year. Excluding Davis merger expenses, net income totaled $36.5 million, an increase of 19.1% over the same period in the prior year. Net income per common share for fiscal 1997 and 1996 were as follows:

                                                                     1997  1996
                                                                     ----- -----
   Basic............................................................ $0.51 $0.62
   Diluted.......................................................... $0.49 $0.61

TWELVE MONTHS ENDED MARCH 31, 1996 ("FISCAL 1996") COMPARED WITH TWELVE MONTHS ENDED MARCH 31, 1995 ("FISCAL 1995")

 Revenues

  Revenues for fiscal 1996 were $1,090.7 million, an increase of $260.0 million from $830.8 million for fiscal 1995. This 31.3% increase was due primarily to acquisitions completed by the Company in fiscal 1995 and fiscal 1996. See Note 9 of Notes to Consolidated Financial Statements related to acquisitions.

 Gross Profit

  Gross profit increased 47.6% to $253.8 million for fiscal 1996 from $171.9 million for fiscal 1995. Gross margin increased to 23.3% for fiscal 1996 as compared to 20.7% for fiscal 1995. The increase in gross margin through fiscal 1996 was due to: (i) a continued strengthening of gross margin in the recurring and higher margin service-based revenue business; (ii) rationalization of operations and economies of scale from the integration of acquisitions; and (iii) a focus on products with higher gross margins in Davis' distribution business.

 Selling, General and Administrative Expenses

  Selling, general and administrative expenses increased to $192.4 million for fiscal 1996 from $131.2 million for fiscal 1995. This increase was primarily due to the addition of sales and administrative personnel accompanying the Company's acquisitions during the period. As a percentage of revenues, selling, general and administrative expenses were 17.6% for fiscal 1996, as compared to 15.8% for fiscal 1995. This increase was due primarily to a write-down of certain patents and equipment totaling $3.2 million at the Company's Zimpro subsidiary and, to a lesser extent, increased levels of incentive compensation earned by management and employees of Davis as compared to fiscal 1995.

  Notwithstanding the increase in selling, general and administrative expenses as a percentage of revenues, operating income as a percentage of revenues increased from 4.9% for fiscal 1995 to 5.6% for fiscal 1996 due primarily to improvement in gross margin.

 Interest Expense

  Interest expense increased to $16.3 million for fiscal 1996 from $8.8 million for fiscal 1995. Interest expense for fiscal 1996 consisted primarily of interest on the Company's 5% Convertible Subordinated Debentures due 2000 issued October 20, 1993 and approximately seven months of interest on the Company's 6% Convertible Subordinated notes due 2005 issued September 18, 1995, respectively, and interest on increased borrowings under the Company's bank line of credit, which was used to finance the Company's revenue expansion and acquisitions during the period.

 Other Income (Expense)

  Other income (expense) increased to $5.9 million of income for fiscal 1996 from $1.6 million of income for fiscal 1995. Other income consisted primarily of interest income on short-term investments, which increased during fiscal 1996 primarily as a result of the Company's sale of $140.0 million aggregate principle amount of 6% Convertible Subordinated notes on September 18, 1995 and the Company's issuance of 10.4 million shares of Common Stock on May 3, 1995 with net proceeds of approximately $97.8 million.

 Income Tax Expense

  Income tax expense increased to $20.3 million for fiscal 1996 from $8.9 million for fiscal 1995. This increase was attributable to increased income. The Company's effective tax rate for fiscal 1996 was 39.8% and for fiscal 1995 was 26.6%. This increase in effective rate in fiscal 1996 is due primarily to a net loss before income taxes of $6.1 million incurred at Zimpro (see "Selling, General and Administrative Expenses") for which no income tax benefit was recognized because its realization was not assured and because of nondeductibility of certain items. As of March 31, 1996, the Company had net operating loss carryforwards in France of approximately $20.0 million and other European countries of approximately $7.3 million for which no financial statement benefit has been recognized. In addition, the Company had net operating loss carryforwards generated from its Liquipure subsidiary of approximately $14.4 million for which financial statement benefit was recognized in fiscal 1996. The Company also had net operating loss carryforwards generated from Zimpro of approximately $2.9 million for which financial statement benefit has not been recognized. In addition, the benefit of the French loss carryforwards was required to be shared equally between the Company and Aluminum Corporation of America until March 31, 1997. See Note 14 of Notes to Consolidated Financial Statements related to income taxes.

 Net Income

  Net income increased to $30.7 million for fiscal 1996 from $24.6 million for fiscal 1995. Net income per common share, after deducting $.5 million and $.7 million for dividends on the Company's preferred shares for fiscal 1996 and 1995, respectively, is as follows:

                                               1996 1995
                                               ---- ----
            Basic............................. 0.62 0.68
            Diluted........................... 0.61 0.66

 Liquidity and Capital Resources

  The Company's principal sources of funds are cash, cash equivalents and other working capital, cash flow generated from operations and borrowings under the Company's bank line of credit. At March 31, 1997 the Company had working capital of $515.2 million, including cash, cash equivalents and short-term investments of $137.3 million. The Company's long-term debt at March 31, 1997 included $140.0 million aggregate principal amount of 6% Convertible Subordinated Notes due 2005, $414.0 million aggregate principal amount of 4.5% Convertible Subordinated Notes due 2001 and other long-term debt totaling $43.4 million and bearing interest at rates ranging from 2.0% to 9.2%.

  Capital expenditures totaled $24.9 million, $38.3 million and $56.8 million for fiscal years ended March 31, 1995, 1996, 1997, respectively. Although the Company has no material firm commitments for capital expenditures, capital expenditure requirements are expected to increase as a result of the Company's anticipated growth, including from the recent acquisitions and specifically the acquisitions of WSMG, USG, WaterPro and PED.

  As of March 31, 1997, the Company has an unsecured multicurrency bank line of credit of $400.0 million, of which there were outstanding borrowings of $6.5 million and outstanding letters of credit of $62.1 million. Borrowings under the Credit Agreement bear interest at certain Eurocurrency rates or at the First National Bank of Boston's base rate and have a five year maturity.

  In connection with the acquisition of Kinetics, the Company has an additional loan agreement with a bank that provides a revolving line-of-credit under which a subsidiary of the Company may borrow up to $100.0 million of which there were borrowings of $33.8 at March 31, 1997. Borrowings under this agreement bear interest at the bank's reference rate or other interest rates that the subsidiary may select.

  The Company believes its current cash position, cash flow from operations, and available borrowings under the Credit Agreement will be adequate to meet its anticipated cash needs for working capital, revenue growth, scheduled debt repayment and capital investment objectives for at least the next twelve months.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                         PAGE
                                                                         ----
      Independent Auditors' Report--KPMG Peat Marwick LLP                F-2
      Report of Independent Auditors--Ernst & Young LLP                  F-3
      Consolidated Financial Statements (as restated for the
       acquisition of Kinetics, which was accounted for as a pooling of interests):
        Consolidated Balance Sheets as of March 31, 1996 and 1997;       F-4
        Consolidated Statements of Income for the years ended March 31,
         1995, 1996 and 1997                                             F-5
        Consolidated Statements of Shareholders' Equity for the years
         ended March 31, 1995, 1996 ad 1997                              F-6
        Consolidated Statements of Cash Flows for the years ended March
         31, 1995, 1996 and 1997; and                                    F-8
        Notes to Consolidated Financial Statements                       F-10

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
United States Filter Corporation:

  We have audited the accompanying consolidated balance sheets of United States Filter Corporation and subsidiaries (the "Company") as of March 31, 1996 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the consolidated financial statements of The Kinetics Group, Inc., which statements reflect total assets constituting 10 percent and 7 percent in 1996 and 1997, respectively, and total revenues constituting 28 percent, 26 percent and 22 percent in 1995, 1996 and 1997, respectively, of the related consolidated totals. Those consolidated financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for The Kinetics Group, Inc., is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United States Filter Corporation and subsidiaries as of March 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended March 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Orange County, California
June 6, 1997, except as to notes
 9 and 20 relating to
 transactions with Memtec
 Limited, The Kinetics Group,
 Inc. and Culligan Water
 Technologies, Inc. which are as
 of December 9, 1997, December
 31, 1997 and February 9, 1998,
 respectively.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
The Kinetics Group, Inc.

  We have audited the accompanying consolidated balance sheets of The Kinetics Group, Inc. as of September 30, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the three years in the period ended September 30, 1997 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Kinetics Group, Inc. at September 30, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

January 16, 1998

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                            MARCH 31, 1996 AND 1997

                                                              1996      1997
                                                           ---------- ---------
                                                              (IN THOUSANDS)
                         ASSETS
Current assets:
  Cash and cash equivalents (note 2).....................  $   27,730   135,144
  Short-term investments (note 3)........................          65     2,158
  Accounts receivable, less allowance for doubtful
   accounts of $11,365 at March 31, 1996 and $27,095 at
   March 31, 1997 (note 10)..............................     285,264   572,940
  Costs and estimated earnings in excess of billings on
   uncompleted contracts (note 10).......................      44,117   130,310
  Inventories (note 4)...................................      87,387   245,201
  Prepaid expenses.......................................       8,219     8,931
  Deferred taxes (note 14)...............................       9,140    53,152
  Other current assets...................................      11,252    17,086
                                                           ---------- ---------
    Total current assets.................................     473,174 1,164,922
                                                           ---------- ---------
Property, plant and equipment, net (notes 5 and 11)......     189,221   319,687
Investment in leasehold interests, net (note 6)..........      27,688    23,230
Costs in excess of net assets of businesses acquired, net
 (notes 7 and 9).........................................     271,891   788,096
Other assets (note 8)....................................      41,342   101,628
                                                           ---------- ---------
                                                           $1,003,316 2,397,563
                                                           ========== =========
          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................  $  129,321   274,653
  Accrued liabilities (note 13)..........................     113,124   275,537
  Current portion of long-term debt (note 11)............       9,849    11,956
  Billings in excess of costs and estimated earnings on
   uncompleted contracts (note 10).......................      32,772    61,441
  Other current liabilities..............................      28,960    26,183
                                                           ---------- ---------
    Total current liabilities............................     314,026   649,770
                                                           ---------- ---------
Notes payable (note 11)..................................      51,056    42,646
Long-term debt, excluding current portion (note 11)......      13,943    31,464
Convertible subordinated debt (note 12)..................     200,000   554,000
Deferred taxes (note 14).................................       1,900    12,198
Other liabilities (note 13)..............................      15,001    61,655
                                                           ---------- ---------
    Total liabilities....................................     595,926 1,351,733
                                                           ---------- ---------
Shareholders' equity (notes 9 and 15):
  Preferred stock, authorized 3,000 shares...............         --        --
  Common stock, par value $.01. Authorized 150,000
   shares; issued and outstanding 55,206 and 80,334 at
   March 31, 1996 and 1997, respectively.................         411       803
  Additional paid-in capital.............................     379,331 1,013,734
  Currency translation adjustment........................       1,836   (19,491)
  Retained earnings......................................      25,812    50,784
                                                           ---------- ---------
    Total shareholders' equity...........................     407,390 1,045,830
  Commitments and contingencies (notes 11, 15, 16 and 18)
                                                           ---------- ---------
                                                           $1,003,316 2,397,563
                                                           ========== =========

          See accompanying notes to consolidated financial statements.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                   YEARS ENDED MARCH 31, 1995, 1996 AND 1997

                                                  1995      1996       1997
                                                --------  ---------  ---------
                                                 (IN THOUSANDS, EXCEPT PER
                                                        SHARE DATA)
Revenues....................................... $830,765  1,090,745  1,764,406
Costs of sales.................................  658,834    836,973  1,376,615
                                                --------  ---------  ---------
    Gross profit...............................  171,931    253,772    387,791
                                                --------  ---------  ---------
Selling, general and administrative expenses...  131,210    192,387    316,190
Merger expenses (note 9).......................      --         --       5,581
                                                --------  ---------  ---------
                                                 131,210    192,387    321,771
                                                --------  ---------  ---------
    Operating income...........................   40,721     61,385     66,020
                                                --------  ---------  ---------
Other income (expense):
  Interest expense.............................   (8,807)   (16,280)   (26,509)
  Interest and other income, net...............    1,611      5,923      3,678
                                                --------  ---------  ---------
                                                  (7,196)   (10,357)   (22,831)
                                                --------  ---------  ---------
    Income before income tax expense...........   33,525     51,028     43,189
Income tax expense (note 14)...................    8,904     20,329     10,681
                                                --------  ---------  ---------
    Net income................................. $ 24,621     30,699     32,508
                                                ========  =========  =========
Net income per common share (notes 1 and 15):
  Basic........................................ $   0.68       0.62       0.51
                                                ========  =========  =========
  Diluted...................................... $   0.66       0.61       0.49
                                                ========  =========  =========


          See accompanying notes to consolidated financial statements.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   YEARS ENDED MARCH 31, 1995, 1996 AND 1997

                           PREFERRED STOCK      COMMON STOCK                            RETAINED
                          ------------------  ---------------- ADDITIONAL  CURRENCY     EARNINGS
                          NUMBER OF           NUMBER OF         PAID-IN   TRANSLATION (ACCUMULATED
                           SHARES    AMOUNT    SHARES   AMOUNT  CAPITAL   ADJUSTMENT    DEFICIT)    TOTAL
                          --------- --------  --------- ------ ---------- ----------- ------------ -------
                                                          (IN THOUSANDS)
Balance at March 31,
 1994...................      880   $ 22,071   21,444    $ 95   129,273       (256)     (32,572)   118,611
Restatement for
 acquisitions of Zimpro,
 Davis, Sidener and
 Kinetics acquired
 through pooling of
 interests (note 9).....      --         --    13,028     130    29,660        --        23,357     53,147
                            -----   --------   ------    ----   -------     ------      -------    -------
Balance at March 31,
 1994, restated.........      880     22,071   34,472     225   158,933       (256)      (9,215)   171,758
Net loss of Liquipure
 for the three months
 ended March 31, 1994...      --         --       --      --        --         --          (313)      (313)
Compensation related to
 excess of fair value of
 director stock options
 over exercise price
 (note 15)..............      --         --       --      --        122        --           --         122
Exercise of common stock
 options (note 15)......      --         --       241       2     1,420        --           --       1,422
Issuance of common stock
 in connection with
 acquisitions...........      --         --     1,056       5     8,982        --           --       8,987
Dividends paid on
 preferred stock........      --         --       --      --        --         --          (715)      (715)
Reduction in valuation
 of common stock issued
 in connection with
 Ionpure acquisition....      --         --       --      --     (9,123)       --           --      (9,123)
Preferred stock issued
 in connection with
 acquisition of
 Smogless...............      185      3,506      --      --        --         --           --       3,506
Issuance of common stock
 to pay off
 indebtedness...........      --         --        89     --        700        --           --         700
Par value of shares
 issued in connection
 with three-for-two
 stock split (note 15)..      --         --       --       50       (50)       --           --         --
Income tax benefit from
 exercise of stock
 options................      --         --       --      --        387        --           --         387
Currency translation
 adjustment.............      --         --       --      --        --      (1,770)         --      (1,770)
Shareholders' equity
 transactions of Zimpro,
 Davis, Sidener and
 Kinetics prior to
 merger (notes 9 and
 20)....................      --         --       --      --      9,320        --        (8,354)       966
Net income..............      --         --       --      --        --         --        24,621     24,621
                            -----   --------   ------    ----   -------     ------      -------    -------
Balance at March 31,
 1995...................    1,065     25,577   35,858     282   170,691     (2,026)       6,024    200,548
Compensation related to
 excess of fair value of
 director stock options
 over exercise price
 (note 15)..............      --         --       --      --        112        --           --         112
Conversion of preferred
 shares to common shares
 (note 15)..............     (926)   (22,936)   2,083      14    22,922        --           --         --
Redemption of Series B
 convertible preferred
 stock (note 15)........     (139)    (2,641)     --      --     (2,068)       --           --      (4,709)
Issuance of common stock
 in connection with
 acquisitions (note 9)..      --         --     2,453      16    36,284        --           --      36,300
Shares issued through
 public offering, net of
 offering costs of
 $6,106,000 (note 15)...      --         --    10,350      69    97,325        --           --      97,394
Conversion of
 subordinated debentures
 to common stock (note
 12)....................      --         --     3,750      25    44,975        --           --      45,000
Dividends paid on
 preferred stock (note
 15)....................      --         --       --      --        --         --          (715)      (715)
Exercise of common stock
 options (note 15)......      --         --       488       3     3,678        --           --       3,681
Issuance of common stock
 to acquire assets (note
 15)....................      --         --       224       2     2,974        --           --       2,976
Shareholders' equity
 transactions of Zimpro,
 Davis, Sidener and
 Kinetics prior to
 merger (notes 9 and
 20)....................      --         --       --      --      2,438        --       (10,196)    (7,758)
Currency translation
 adjustment.............      --         --       --      --        --       3,862          --       3,862
Net income..............      --         --       --      --        --         --        30,699     30,699
                            -----   --------   ------    ----   -------     ------      -------    -------
Balance at March 31,
 1996...................      --    $     --   55,206    $411   379,331      1,836       25,812    407,390

          See accompanying notes to consolidated financial statements.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1995, 1996 AND 1997

                          PREFERRED STOCK    COMMON STOCK                             RETAINED
                          ---------------- ---------------- ADDITIONAL   CURRENCY     EARNINGS
                          NUMBER OF        NUMBER OF         PAID-IN    TRANSLATION (ACCUMULATED
                           SHARES   AMOUNT  SHARES   AMOUNT  CAPITAL    ADJUSTMENT    DEFICIT)     TOTAL
                          --------- ------ --------- ------ ----------  ----------- ------------ ---------
                                                          (IN THOUSANDS)
Net loss of Zimpro for
 the three months ended
 March 31, 1996 (note
 9).....................     --     $ --       --    $ --         --          --         (606)        (606)
Exercise of common stock
 options (note 15)......     --       --       659       7      5,991         --          --         5,998
Issuance of common stock
 in connection with
 acquisitions (note 9)..     --       --     7,686      76    196,639         --          --       196,715
Shareholders' equity
 transactions of Zimpro,
 Davis, Sidener and
 Kinetics prior to
 merger (notes 9 and
 20)....................     --       --       --      --       4,711         --       (6,930)      (2,219)
Issuance of common stock
 to pay off indebtedness
 (note 9)...............     --       --       271       2      6,741         --          --         6,743
Conversion of
 subordinated debentures
 to common stock (note
 12)....................     --       --     4,389      43     58,535         --          --        58,578
Shares issued through
 public offering, net of
 offering costs of
 $17,154 (note 15)......     --       --    11,804     118    356,035         --          --       356,153
Issuance of common stock
 to acquire assets......     --       --       319       3      5,894         --          --         5,897
Par value of shares
 issued in connection
 with three-for-two
 stock split (note 15)..     --       --       --      143       (143)        --          --           --
Currency translation
 adjustment.............     --       --       --      --         --      (21,327)        --       (21,327)
Net income..............     --       --       --      --         --          --       32,508       32,508
                             ---    -----   ------   -----  ---------     -------      ------    ---------
Balance at March 31,
 1997...................     --     $ --    80,334   $ 803  1,013,734     (19,491)     50,784    1,045,830
                             ===    =====   ======   =====  =========     =======      ======    =========


          See accompanying notes to consolidated financial statements.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED MARCH 31, 1995, 1996 AND 1997

                                                    1995      1996      1997
                                                  --------  --------  --------
                                                        (IN THOUSANDS)
Cash flows from operating activities:
  Net income..................................... $ 24,621    30,699    32,508
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
    Deferred income taxes........................      474    (4,932)    1,732
    Depreciation and amortization................   20,798    32,469    50,643
    Provision for doubtful accounts..............    2,030     5,929     5,536
    (Gain) loss on sale of property and
     equipment...................................      377      (260)      (15)
    Stock and stock option compensation..........      122       112       --
    (Decrease) increase in closure reserves and
     write off of intangible assets..............   (1,368)      768       --
    Change in operating assets and liabilities:
      Increase in accounts receivable............  (17,009)  (39,603)  (23,364)
      Increase in costs and estimated earnings in
       excess of billings on uncompleted
       contracts.................................   (1,116)   (8,471)  (53,302)
      Increase in inventories....................   (7,480)   (5,468)  (29,136)
      Increase in prepaid expenses and other
       assets....................................   (2,273)   (5,359)  (43,913)
      Increase (decrease) in accounts payable and
       accrued expenses..........................   (5,293)    4,473    37,885
      Increase (decrease) in billings in excess
       of costs and estimated earnings on
       uncompleted contracts.....................    9,688    (2,110)    8,182
      Decrease in other liabilities..............     (933)   (1,612)   (2,564)
                                                  --------  --------  --------
        Net cash provided by (used in) operating
         activities..............................   22,638     6,635   (15,808)
                                                  --------  --------  --------
Cash flows from investing activities:
  Investment in leasehold interests..............   (6,397)   (8,347)      --
  Purchase of property, plant and equipment......  (24,935)  (38,335)  (56,834)
  Proceeds from disposal of equipment............      877     7,670     6,301
  (Purchase) sale of short-term investments......   13,012     9,871      (374)
  Payment for purchase of acquisitions, net of
   cash acquired.................................   (2,815) (206,936) (586,059)
                                                  --------  --------  --------
        Net cash used in investing activities....  (20,258) (236,077) (636,966)
                                                  --------  --------  --------
Cash flows from financing activities:
  Net proceeds from sale of common stock.........    8,018    97,783   356,154
  Net proceeds from sale of convertible
   subordinated debentures.......................      --    136,249   403,650
  Proceeds from exercise of common stock
   options.......................................    1,422     3,681     6,088
  Principal payments of debt.....................  (67,086)  (71,909)  (13,393)
  Dividends paid on common and preferred stock...   (8,867)   (9,988)   (3,901)
  Payment to repurchase Series B preferred
   stock.........................................      --     (4,709)      --
  Net proceeds from borrowings on notes payable..   71,928    76,990    11,590
                                                  --------  --------  --------
        Net cash provided by financing
         activities..............................    5,415   228,097   760,188
                                                  --------  --------  --------
        Net increase (decrease) in cash and cash
         equivalents.............................    7,795    (1,345)  107,414
Cash and cash equivalents at beginning of year...   21,280    29,075    27,730
                                                  --------  --------  --------
Cash and cash equivalents at end of year......... $ 29,075    27,730   135,144
                                                  ========  ========  ========

          See accompanying notes to consolidated financial statements.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                   YEARS ENDED MARCH 31, 1995, 1996 AND 1997

                                                           1995   1996   1997
                                                          ------ ------ ------
                                                             (IN THOUSANDS)
Supplemental disclosures of cash flow information:
  Cash paid during the year for interest................. $8,889 16,463 21,472
                                                          ====== ====== ======
  Cash paid during the year for income taxes............. $3,458 11,275 14,936
                                                          ====== ====== ======
Noncash investing and financing activities consisted of
 the following:
  Common stock issued:
    Satisfaction of debt................................. $  700    --     --
    Conversion of subordinated debentures................    --  45,000 60,000
    Purchase of property or equipment....................    --   2,976  5,897
  Property, plant and equipment exchanged for
   receivables...........................................    --   5,318    --
                                                          ------ ------ ------
                                                          $  700 53,294 65,897
                                                          ====== ====== ======



          See accompanying notes to consolidated financial statements.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   YEARS ENDED MARCH 31, 1995, 1996 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the financial statements of United States Filter Corporation and its wholly owned subsidiaries (the "Company") (see note 9). All significant intercompany accounts and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

 Method of Accounting for Contracts

  The accounting records of the Company are maintained and income is reported for financial reporting and income tax purposes for long-term contracts under the percentage-of-completion method of accounting. Under this method, an estimated percentage for each contract, based on the cost of work performed to date that has contributed to contract performance compared to the total estimated cost, is applied to total estimated revenue. Provision is made for the entire amount of future estimated losses on contracts in progress in the period in which such losses are determined. Claims for additional contract compensation due the Company are not reflected in the accounts until the year in which such claims are allowed, except where contract terms specifically provide for certain claims.

  Contract costs include all direct material and labor and those indirect costs related to contract performance. General and administrative expenses are charged to expense as incurred.

 Products and Services

  Sales of other products and services are recorded as products are shipped or services rendered.

INCOME TAXES

  The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using tax rates in effect for the year in which the differences are expected to reverse.

  United States income taxes are not provided on the undistributed earnings of its non-U.S. subsidiaries as such earnings are intended to be indefinately reinvested in those operations.

FOREIGN CURRENCY TRANSLATION

  In accordance with SFAS No. 52, "Foreign Currency Translation," those assets and liabilities that are denominated in a functional currency other than U.S. dollars are translated into U.S. dollars at the current rate of exchange existing at period-end and revenues and expenses are translated at the average monthly exchange rates. Translation adjustments are included as a separate component of shareholders' equity. Transaction gains and losses included in net income are immaterial. The effects of exchange rate changes on cash are immaterial.

INVENTORIES

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment are stated at cost. Depreciation is calculated on the straight-line method over the estimated useful lives of the respective assets which range from three to 25 years. Leasehold improvements are amortized on the straight-line method over the lesser of their estimated useful lives or the related lease term.

COSTS IN EXCESS OF NET ASSETS OF BUSINESSES ACQUIRED

  Costs in excess of net assets of businesses acquired are amortized on the straight-line method over a 20- to 40-year life. The Company evaluates the recoverability of these costs based upon expectations of non-discounted cash flows of each subsidiary. Based upon its most recent analysis, the Company believes that no material impairment exists at March 31, 1997.

INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES

  Investments in unconsolidated joint ventures are accounted for using the equity method, under which the Company's share of earnings or losses from these joint ventures is reflected in income as earned and dividends are credited against the investment when received.

UNAMORTIZED DEBT ISSUANCE COSTS

  Unamortized debt issuance costs, aggregating $6.2 million and $16.9 million at March 31, 1996 and 1997, respectively, have been deferred and are being amortized over the term of the related debt (see note 12).

WARRANTIES

  The Company's products are generally under warranty against defects in material and workmanship for a period of one year. The Company has accrued for estimated future warranty costs.

USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying amount of the Company's revolving credit facility approximates its fair value because the interest rate on the instrument changes with market interest rates. The fair value of the Company's long-term debt (including current portion) is estimated to be equal to the carrying amounts based on quoted market prices for similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

INCOME PER COMMON SHARE

  Income per common share is computed based on the weighted average number of shares outstanding and in accordance with SFAS No. 128 "Earnings Per Share". Common stock equivalents consisting of convertible preferred stock, convertible subordinated debentures and common stock options are included in the computation of income per diluted share when their effect is dilutive. Accordingly, "Basic EPS" and "Diluted EPS" were calculated as follows:

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

                                                      1995     1996     1997
                                                     -------  ------   ------
                                                     (IN THOUSANDS, EXCEPT
                                                        PER SHARE DATA)
BASIC
Net income.........................................  $24,621  30,699   32,508
Dividends on preferred stock.......................     (715)   (536)     -- ***
                                                     -------  ------   ------
Net income applicable to common shares.............   23,906  30,163   32,508
                                                     =======  ======   ======
Weighted average shares outstanding................   35,198  48,369   64,082
                                                     =======  ======   ======
Basic income per common share......................     0.68    0.62     0.51
                                                     =======  ======   ======
DILUTED
Net income applicable to common shares.............   23,906  30,163   32,508
Add: Effect on net income of conversion of
    convertible subordinated debentures............    4,890*    -- **    -- **
                                                     -------  ------   ------
Adjusted net income applicable to common shares....   28,796  30,163   32,508
                                                     =======  ======   ======
Weighted average shares outstanding................   35,198  48,369   64,082
Add: Assumed conversion of subordinated
 debentures........................................    8,139*    -- **    -- **
  Exercise of options..............................      370   1,299    2,449
                                                     -------  ------   ------
Adjusted weighted average shares outstanding.......   43,707  49,668   66,531
                                                     =======  ======   ======
Diluted income per common share....................     0.66    0.61     0.49
                                                     =======  ======   ======

--------
* The calculation of diluted EPS for the year ended March 31, 1995 assumes conversion of subordinated debentures as the effect is dilutive to income per common share.
** The calculation of diluted EPS for the years ended March 31, 1996 and 1997 does not assume conversion of subordinated debentures as the effect would be antidilutive to income per common share.
*** On March 4, 1996, the preferred shareholder tendered its Series A
    Preferred stock for conversion into Company common stock thus eliminating further dividends (see note 15).

RECLASSIFICATIONS

  Certain amounts in the 1995 and 1996 consolidated financial statements have been reclassified to conform with the 1997 presentation.

(2) CASH AND CASH EQUIVALENTS

  Cash equivalents consist of demand deposits and certificates of deposit with original maturities of 90 days or less.

(3) SHORT-TERM INVESTMENTS

  Short-term investments consist of highly liquid municipal issues available for sale with original maturities of more than 90 days when purchased, and are carried at amortized cost, which approximates market value.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

(4) INVENTORIES

  Inventories at March 31, 1996 and 1997 consist of:

                                                                  1996    1997
                                                                 ------- -------
                                                                 (IN THOUSANDS)
   Raw materials................................................ $24,068  56,830
   Work-in-process..............................................  17,997  58,619
   Finished goods...............................................  45,322 129,752
                                                                 ------- -------
                                                                 $87,387 245,201
                                                                 ======= =======

(5) PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment at March 31, 1996 and 1997 consist of:

                                                               1996      1997
                                                             --------  --------
                                                              (IN THOUSANDS)
   Land..................................................... $  9,954    20,697
   Buildings and improvements...............................   52,061   110,925
   Equipment................................................  151,152   199,240
   Furniture and fixtures...................................   30,971    65,415
   Vehicles.................................................    6,391    14,477
   Construction in progress.................................   17,191    18,668
                                                             --------  --------
                                                              267,720   429,422
   Less accumulated depreciation............................  (78,499) (109,735)
                                                             --------  --------
                                                             $189,221   319,687
                                                             ========  ========

(6) INVESTMENT IN LEASEHOLD INTERESTS

  The Company has concession agreements to operate wastewater treatment plants in Mexico. The terms of the concessions are approximately 15 to 18 years, as amended, and include monthly payments to be received by the Company at various prices per cubic meter of sewage treated at the facilities based upon the Company's initial investments, fixed operating expenses and variable operating expenses. The Company is amortizing the investments on a straight-line basis over the terms of the concessions. Accumulated amortization at March 31, 1996 and 1997 totaled $2.0 million and $3.2 million, respectively. The investments are stated at cost which does not exceed market based on projected non-discounted future cash flows.

(7) COSTS IN EXCESS OF NET ASSETS OF BUSINESSES ACQUIRED

  Costs in excess of net assets of businesses acquired and accumulated amortization at March 31, 1996 and 1997 consists of the following:

                                                               1996     1997
                                                             --------  -------
                                                              (IN THOUSANDS)
   Costs in excess of net assets of businesses acquired..... $283,275  811,054
   Less accumulated amortization............................  (11,384) (22,958)
                                                             --------  -------
                                                             $271,891  788,096
                                                             ========  =======

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

(8) OTHER ASSETS

  Other assets at March 31, 1996 and 1997 consist of:

                                                                  1996    1997
                                                                 ------- -------
                                                                 (IN THOUSANDS)
   Investment in unconsolidated joint ventures.................. $12,419  10,645
   Long-term receivables and advances...........................   6,972   7,837
   Other assets at amortized cost:
     Deferred debt costs........................................   6,200  16,939
     Operating permits and development costs....................   1,212   5,994
     Patents....................................................   2,469   3,074
     Other......................................................  12,070  57,139
                                                                 ------- -------
                                                                 $41,342 101,628
                                                                 ======= =======

  The above amounts reflect accumulated amortization of $2.0 million and $3.8 million at March 31, 1996 and 1997, respectively.

  During fiscal 1996, the Company's Zimpro subsidiary evaluated certain patents in accordance with SFAS 121. Based upon this evaluation, patents with a carrying value of $3.6 million were written down by $2.6 million to estimated fair value.

(9) ACQUISITIONS

  On May 31, 1996, a wholly owned subsidiary of the Company merged with and into Zimpro Environmental, Inc. ("Zimpro"), in a tax free reorganization. In connection with this acquisition, the Company issued 877,611 shares of the Company's common stock for all of the outstanding common and preferred shares of Zimpro pursuant to an Agreement and Plan of Merger among the Company, Landegger Environmental Holdings, Inc., The Black Clawson Company, a trust, and two limited partnerships in the John Hancock Capital Growth Fund ("The Hancock Funds") (collectively the "Stockholders"). In addition, the Company liquidated existing indebtedness to The Hancock Funds in exchange for 172,491 shares of Company common stock and $1.0 million in cash.

  Zimpro, based in Wisconsin, manufactures wastewater treatment equipment with proprietary technologies in wet air oxidation, landfill leachate treatment systems, ground water remediation, filtration and sludge treatment systems.

  This transaction has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements and notes thereto for all periods presented have been restated to include the accounts and operations of Zimpro. Merger costs related to the Zimpro transaction were expensed concurrent with its acquisition and are immaterial.

  On August 23, 1996, a wholly-owned subsidiary of the Company merged with and into Davis Water & Waste Industries, Inc. ("Davis"), upon the exchange of 4,817,349 shares of its common stock for all of the outstanding common and preferred shares of Davis pursuant to an Agreement and Plan of Merger between the Company and Davis.

  Davis manufactures and markets products relating to the distribution of water and wastewater. Davis also designs, engineers, manufactures, sells and installs water and wastewater treatment equipment to comply with applicable health and water quality standards.

  This transaction has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements and notes thereto for all periods presented have been restated to include the accounts and operations of Davis.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

  Merger expenses incurred to consummate the Davis transaction totaled $5.6 million and consisted primarily of investment banking fees, printing, stock fees, legal fees, accounting fees, governmental filings fees and certain other costs related to existing Davis pension plans and change in control charges.

  On March 6, 1997, a wholly-owned subsidiary of the Company merged with and into Sidener Supply Company ("Sidener"), upon the exchange of 1,528,732 shares of its common stock for all of the outstanding common shares of Sidener pursuant to an Acquisitions Agreement between the Company and Sidener. In addition, the Company issued 98,449 shares of common stock to liquidate certain indebtedness of Sidener.

  Sidener, with headquarters in St. Louis, Missouri, markets products relating to the distribution of water and wastewater. This transaction has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements and notes thereto for all periods presented have been restated to include the accounts and operations of Sidener. Merger costs related to the Sidener transaction were expensed concurrent with its merger and are immaterial.

  On December 31, 1997, a wholly owned subsidiary of the Company merged with and into The Kinetics Group, Inc. ("Kinetics") in a tax-free reorganization (see note 20). In connection with this merger, the Company issued 5,803,803 shares of the Company's common stock for all of the outstanding common stock of Kinetics (0.5824 share of the Company's common stock for each outstanding share and each outstanding option or other right to acquire a share of Kinetics common stock). In addition, the Company assumed approximately $50.0 million of third party institutional debt.

  Kinetics, based in Santa Clara, California, is a provider and manufacturer of sophisticated high purity process piping systems and is also a leading integrator in the United States of high purity water, fluid and gas handling systems that are critical to the pharmaceutical, biotechnology and micro electronics industries.

  This transaction has been accounted for as a pooling of interests and the consolidated financial statements for the period ended December 31, 1997 reported the combined companies; accordingly, the consolidated financial statements and notes thereto for all periods presented have been restated to include the accounts and operations of Kinetics. In restating the Company's historical financial statements for the pooling of interests with Kinetics, the Company's balance sheets as of March 31, 1996 and 1997 were combined with Kinetics audited balance sheets as of September 30, 1996 and 1997, respectively. The results of the Company for the year ended March 31, 1997 were combined with historical results of Kinetics for the year ended September 30, 1997; historical results of the Company for the year ended March 31, 1996 were combined with historical results of Kinetics for the year ended September 30, 1996; historical results of the Company for the year ended March 31, 1995 were combined with historical results of Kinetics for the year ended September 30, 1995. Accordingly, results of Kinetics for the six month period ended September 30, 1994 (including revenue of $85.4 million and net income of $3.9 million) are not included in the combined results of operations presented herein. Concurrent with U.S. Filter's merger, Kinetics' year end was recast to March 31. Accordingly, results for Kinetics for the six months ended September 30, 1997 (including revenue of $227.4 million and a net loss of $8.5 million) will be included in both the results for the year ended March 31, 1997 and in the results for the year ended March 31, 1998.

  Merger expenses incurred to consummate the Kinetics transaction totaled $4.3 million and consisted primarily of investment banking, printing, stock, legal, accounting and governmental filing fees. These costs were expensed concurrent with the merger with Kinetics on December 31, 1997.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

  Separate results of operations of the combined entities for the years ended March 31, 1995, 1996 and 1997 are as follows:

                                                      YEAR ENDED MARCH 31,
                                                  -----------------------------
                                                    1995     1996       1997
                                                  -------- ---------  ---------
                                                   (IN THOUSANDS, EXCEPT PER
                                                          SHARE DATA)
   Revenues:
     U.S. Filter (as previously reported)........ $272,032   472,537  1,376,601
     Zimpro......................................   31,678    28,877        --
     Davis.......................................  215,649   226,489        --
     Sidener.....................................   81,473    84,419        --
     Kinetics....................................  229,933   278,423    387,805
                                                  -------- ---------  ---------
       Combined.................................. $830,765 1,090,745  1,764,406
                                                  ======== =========  =========
   Net income (loss):
     U.S. Filter (as previously reported)........ $  8,331    20,290     46,197
     Zimpro......................................      460    (6,732)       --
     Davis.......................................    3,448     5,749        --
     Sidener.....................................    3,028     2,660        --
     Kinetics....................................    9,354     8,732    (13,689)
                                                  -------- ---------  ---------
       Combined.................................. $ 24,621    30,699     32,508
                                                  ======== =========  =========
   Net income per common share:
   Basic:
     As previously reported...................... $   0.35      0.56       0.79
                                                  ======== =========  =========
     As restated................................. $   0.68      0.62       0.51
                                                  ======== =========  =========
   Diluted:
     As previously reported...................... $   0.34      0.54       0.77
                                                  ======== =========  =========
     As restated................................. $   0.66      0.61       0.49
                                                  ======== =========  =========

  Separate unaudited results of operations of each of U.S. Filter, Zimpro, Davis and Sidener for the period during the year ended March 31, 1997 preceding the mergers between U.S. Filter and each of Zimpro, Davis and Sidener are included in the consolidated statement of income for the year ended March 31, 1997 as follows:

                                                                         NET
                                                             REVENUES   INCOME
                                                            ---------- --------
U.S. Filter................................................ $  142,410 $  6,653
Zimpro.....................................................      8,391      264
                                                            ---------- --------
 Three months ended June 30, 1996.......................... $  150,801 $  6,917
                                                            ========== ========
U.S. Filter................................................ $  312,691 $ 12,837
Davis......................................................    121,028    1,391
                                                            ---------- --------
 Six months ended September 30, 1996....................... $  433,719 $ 14,228
                                                            ========== ========
U.S. Filter................................................ $1,289,375 $ 43,727
Sidener.................................................... $   87,226    2,470
                                                            ---------- --------
  Fiscal year ended March 31, 1997......................... $1,376,601 $ 46,197
                                                            ========== ========

  On October 25, 1996, the Company acquired all of the outstanding capital stock of the Utility Supply Group, Inc. ("USG") pursuant to an Agreement and Plan of Merger. The purchase price for the acquisition of USG,

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES including acquisition costs, was approximately $40 million, consisting of the repayment of $18.3 million of USG long-term debt paid in cash and the delivery of 771,157 shares of Company common stock.

  USG, headquartered in Waco, Texas, is a distributor of water and wastewater related products and services to industrial and municipal customers throughout the United States.

  The acquisition of USG has been accounted for as a purchase and, accordingly, the results of operations of USG are included in the Company's consolidated statements of income from the date of acquisition. The excess of fair value of net assets acquired was approximately $18 million, and is being amortized on a straight-line basis over 40 years.

  On October 28, 1996, the Company acquired all of the outstanding capital stock of WaterPro Supplies Corporation ("WaterPro") pursuant to a Stock Purchase Agreement. The purchase price for the acquisition of WaterPro, including acquisition costs, was approximately $91 million, consisting of 3,201,507 shares of Company common stock.

  WaterPro, headquartered in Edina, Minnesota is a national distributor of water and wastewater related products and services for municipal water, sewer authorities and underground contractors, and has locations throughout the United States.

  The acquisition of WaterPro has been accounted for as a purchase and, accordingly, the results of operations of WaterPro are included in the Company's consolidated statements of income from the date of acquisition. The excess of fair value of net assets acquired was approximately $29 million, and is being amortized on a straight-line basis over 40 years.

  On December 2, 1996, pursuant to an Amended and Restated Purchase and Sale Agreement dated September 14, 1996 between the Company and Wheelabrator Water Technologies Inc. ("Seller"), the Company completed the acquisition of the capital stock of certain of the Seller's subsidiaries and certain other entities, and substantially all of the assets and liabilities of certain other subsidiaries, collectively Wheelabrator's Water Systems and Manufacturing Group ("WSMG"). The purchase price, as amended, for the acquisition of WSMG, including acquisition costs, was approximately $374 million and was paid entirely in cash.

  WSMG provides a broad range of water and wastewater engineering, technology and systems. The acquisition of WSMG has been accounted for as a purchase and, accordingly, the results of operations of WSMG are included in the Company's consolidated statements of income from the date of acquisition. The excess of fair value of net assets acquired was approximately $308 million and is being amortized on a straight-line basis over 40 years.

  On January 6, 1997, pursuant to a Purchase and Sale Agreement dated October 7, 1996, between the Company and United Utilities PLC ("UU"), the Company completed the acquisition of the capital stock of certain other subsidiaries, collectively, the Process Equipment Division ("PED") of UU. The purchase price, subject to adjustment, for the acquisition of PED, including acquisition costs, was approximately $166 million in cash and 1,320,312 shares of Company stock.

  PED provides a broad range of water and wastewater engineering, technology and systems. The acquisition of PED has been accounted for as a purchase and, accordingly, the results of operations of PED are included in the Company's consolidated statements of income from the date of acquisition. The excess of fair value of net assets acquired was approximately $108 million and is being amortized on a straight-line basis over 40 years.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

  Supplementary information related to the acquisitions of USG, WaterPro, WSMG and PED is as follows:

                                                                  (IN THOUSANDS)
   Assets acquired...............................................   $1,018,537
   Liabilities assumed...........................................     (318,059)
   Common stock issued...........................................     (139,025)
                                                                    ----------
   Cash paid.....................................................      561,453
   Fees and expenses.............................................        3,001
   Less cash acquired............................................      (11,039)
                                                                    ----------
     Net cash paid...............................................   $  553,415
                                                                    ==========

  Summarized below are the unaudited pro forma results of operations of the Company as though USG, WaterPro, WSMG and PED had been acquired on April 1, 1996:

                                                                   1997
                                                           ---------------------
                                                           (IN THOUSANDS, EXCEPT
                                                              PER SHARE DATA)
   Revenues...............................................      $2,499,998
                                                                ==========
   Net income.............................................      $   45,085
                                                                ==========
   Net income per common share:
     Basic................................................      $     0.57
                                                                ==========
     Diluted..............................................      $     0.55
                                                                ==========

  During the year ended March 31, 1997, the Company completed other acquisitions with an aggregate purchase price, including acquisition costs, of approximately $77 million, consisting of $19.0 million in cash and the delivery of 2,392,768 shares of Company common stock. The excess of fair value of net assets acquired was approximately $65 million, and is being amortized on a straight-line basis over 40 years.

  On October 2, 1995, the Company completed the acquisition of all of the outstanding capital stock of Polymetrics, Inc., and subsidiaries, a California corporation ("Polymetrics"), pursuant to a Stock Purchase Agreement dated as of August 30, 1995, as amended, between the Company and Anjou International Company, a U.S. subsidiary of Compagnie Generale des Eaux of France. The total purchase price for the acquisition of Polymetrics including acquisition costs, was approximately $60 million consisting of $51.7 million in cash and the delivery of 586,844 shares of Company common stock. The transaction was effective as of October 1, 1995.

  Polymetrics designs, manufactures, installs and services water treatment systems for the electronics, pharmaceutical, laboratory, power generation and cogeneration industries. Polymetrics also provides water treatment services, including service deionization ("SDI"). The acquisition of Polymetrics has been accounted for as a purchase and, accordingly, the results of operations of Polymetrics are included in the Company's consolidated statements of income from the date of acquisition. The excess of fair value of net assets acquired was approximately $48 million and is being amortized on a straight-line basis over 40 years.

  On August 11, 1995, the Company purchased substantially all of the assets and assumed certain liabilities of Continental H/2/O Services, Inc., d/b/a Interlake Water Systems, an Illinois corporation ("Interlake"), pursuant to an Asset Purchase Agreement among the Company, Interlake and the Stockholders of Interlake. The acquisition was effective as of August 1, 1995. The purchase price for the acquisition of Interlake, including acquisition costs, was approximately $27 million consisting of $20.1 million in cash and the delivery of 498,054 shares of Company common stock.

  Interlake provides water treatment services, including SDI, in Illinois and Michigan. In addition, Interlake sells and services a broad range of complex water treatment systems and was the largest distributor of the

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

Company's Continental product line in the United States. The acquisition of Interlake has been accounted for as a purchase and, accordingly, the results of operations of Interlake are included in the Company's consolidated statements of income from the date of acquisition. The excess of fair value of net assets acquired was approximately $19 million, and is being amortized on a straight-line basis over 40 years.

  On April 3, 1995, the Company acquired all of the outstanding capital stock of The Permutit Company Limited, a U.K. corporation, and The Permutit Company Pty. Ltd., an Australian corporation (collectively "The Permutit Group"), pursuant to a Share Purchase Agreement between the Company and Thames Water PLC, a U.K. corporation. The aggregate purchase price was approximately $10 million and was paid entirely in cash.

  The Permutit Group provides a range of products, including pre-engineered water treatment systems for the pharmaceutical, laboratory and chemical markets and other commercial customers. The acquisition of The Permutit Group has been accounted for as a purchase and, accordingly, the results of operations of The Permutit Group are included in the Company's consolidated statements of income from the date of acquisition. The excess of cost over fair value of net assets acquired was approximately $7 million and is being amortized on a straight-line basis over 40 years.

  On May 4, 1995, the Company completed the acquisition of all of the outstanding capital stock of Arrowhead Industrial Water, Inc. ("AIW") from The B.F. Goodrich Company ("Goodrich") pursuant to a Stock Purchase Agreement dated as of February 27, 1995, as amended. The acquisition was effective as of April 30, 1995. The purchase price, as adjusted, was $84.3 million consisting of $82.0 million in cash and the delivery of 131,616 shares of Company common stock.

  AIW, headquartered in Lincolnshire, Illinois, is a supplier of owned and operated on-site industrial water treatment systems in the United States and also provides emergency and temporary mobile water treatment systems.

  The acquisition of AIW has been accounted for as a purchase and, accordingly, the results of operations of AIW are included in the Company's consolidated statements of income from the date of acquisition. The excess of fair value of net assets acquired was approximately $36 million and is being amortized on a straight-line basis over 40 years.

  During the year ended March 31, 1996, the Company completed other acquisitions with an aggregate purchase price of approximately $59 million, consisting of $40 million in cash and the delivery of 1,232,166 shares of Company Common Stock. The excess of fair value of net assets acquired was approximately $68 million, and is being amortized on a straight-line basis over 40 years.

  Supplementary information related to the acquisitions of Polymetrics, Interlake, The Permutit Group and AIW is as follows:

                                                                  (IN THOUSANDS)
   Assets acquired...............................................    $230,986
   Liabilities assumed...........................................     (50,911)
   Common stock issued...........................................     (17,484)
                                                                     --------
   Cash paid.....................................................     162,591
   Fees and expenses.............................................       1,514
   Less cash acquired............................................        (894)
                                                                     --------
     Net cash paid...............................................    $163,211
                                                                     ========

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

  Summarized below are the unaudited pro forma results of operations of the Company as though USG, WaterPro, WSMG, PED, Polymetrics, Interlake, The Permutit Group and AIW had been acquired on April 1, 1995:

                                                                   1996
                                                           ---------------------
                                                           (IN THOUSANDS, EXCEPT
                                                              PER SHARE DATA)
   Revenue................................................      $2,237,712
                                                                ==========
   Net income.............................................      $   41,135
                                                                ==========
   Net income per common share:
     Basic................................................      $     0.58
                                                                ==========
     Diluted..............................................      $     0.57
                                                                ==========

(10) CONTRACT BILLING STATUS

  Information with respect to the billing status of contracts in process at March 31, 1996 and 1997 is as follows:

                                                          1996        1997
                                                        ---------  ----------
                                                           (IN THOUSANDS)
   Contract costs incurred to date..................... $ 478,474     971,292
   Estimated profits...................................   105,046     160,949
                                                        ---------  ----------
   Contract revenue earned to date.....................   583,520   1,132,241
   Less billings to date...............................  (572,175) (1,063,372)
                                                        ---------  ----------
   Cost and estimated earnings in excess of billings,
    net................................................ $  11,345      68,869
                                                        =========  ==========

  The above amounts are included in the accompanying consolidated balance sheets as:

   Costs and estimated earnings in excess of billings
    on uncompleted contracts........................... $  44,117     130,310
   Billings in excess of costs and estimated earnings
    on uncompleted contracts...........................   (32,772)    (61,441)
                                                        ---------  ----------
                                                        $  11,345      68,869
                                                        =========  ==========

  Accounts receivable include retainage which has been billed, but is not due pursuant to retainage provisions in construction contracts until completion of performance and acceptance by the customer. This retainage aggregated $12.0 million and $21.7 million at March 31, 1996 and 1997, respectively. Substantially all retained balances are collectible within one year.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

(11) LONG-TERM DEBT

  Long-term debt at March 31, 1996 and 1997 consists of the following:

                                                                1996     1997
                                                               -------  -------
                                                               (IN THOUSANDS)
   Mortgage notes payable, secured by land and buildings,
    interest rates ranging from 2% to 9.2%, due in 1999
    through 2010.............................................  $ 7,180   13,304
   Guaranteed bank notes, interest rates ranging from 3.9% to
    9.2%, due in 1999 through 2004...........................    5,784    1,631
   Unsecured notes payable, interest rates ranging from 3.0%
    to 9.0%, due in 1997 through 2002........................    1,007   24,954
   Other.....................................................    9,821    3,531
                                                               -------  -------
                                                                23,792   43,420
   Less current portion......................................   (9,849) (11,956)
                                                               -------  -------
                                                               $13,943   31,464
                                                               =======  =======

  The aggregate maturities of long-term debt for each of the five years subsequent to March 31, 1997 are as follows: 1998, $12.0 million; 1999, $2.1 million; 2000, $2.0 million; 2001, $1.9 million; 2002, $19.9 million; and
thereafter, $5.5 million.

  The Company has a long-term, unsecured revolving line of credit with a bank of up to $400.0 million, of which $6.5 million was outstanding at March 31, 1997 and is included in notes payable in the accompanying consolidated balance sheet. The line of credit expires December, 2001 and bears interest at the bank's base rate or, in certain circumstances, Eurodollar rate. The line of credit is subject to certain covenants for which the Company was in compliance at March 31, 1997. At March 31, 1997, $62.1 million of standby letters of credit were issued under this line of credit.

  In connection with the acquisition of Kinetics (see notes 9 and 20), the Company has an additional loan agreement with a bank that provides a revolving line-of-credit under which a subsidiary of the Company may borrow up to $100.0 million of which there were borrowings of $33.8 million at March 31, 1997. Borrowings under this agreement bear interest at the bank's reference rate or other interest rate options that the subsidiary may select and are included in notes payable in the accompanying consolidated balance sheet.

(12) CONVERTIBLE SUBORDINATED DEBENTURES

  On December 11, 1996, the Company sold $414.0 million aggregate principal amount of 4.5% Convertible Subordinated Debentures due December 15, 2001 (the "Debentures"). The Debentures are convertible into common stock at any time prior to maturity, redemption or repurchase at a conversion price of $39.50 per share, subject to adjustments in certain circumstances. The Debentures are not redeemable prior to December 15, 1999, at which time the Debentures become redeemable at the option of the Company, in whole or in part, at specified redemption prices plus accrued and unpaid interest to the date of redemption. Interest is payable semi-annually on June 15 and December 15, commencing June 15, 1997.

  On September 18, 1995 the Company sold $140.0 million aggregate principal amount of 6% Convertible Subordinated Notes due September 15, 2005 (the "Notes"). The Notes are convertible into common stock at any time prior to maturity, redemption or repurchase at a conversion price of $18.33 per share, subject to adjustment in certain circumstances. The Notes are not redeemable prior to September 23, 1998 at which time the Notes become redeemable at the option of the Company, in whole or in part, at specified redemption prices plus accrued and unpaid interest to the date of redemption. Interest is payable semi-annually on March 15 and September 15 of each year, commencing on March 15, 1996.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

  Effective August 31, 1994, the Company issued $45.0 million of subordinated debt (the "Debt") with common stock purchase warrants in connection with the acquisition of Smogless. On September 18, 1995, these warrants to purchase 3.8 million shares of Company common stock were exercised in exchange for the Debt.

  On October 20, 1993, the Company sold $60.0 million aggregate principal amount of 5% convertible subordinated debentures due October 15, 2000. As of October 25, 1996, all of such debentures were converted into a total of approximately 4.4 million shares of Company common stock pursuant to the terms of the debentures.

(13) ACCRUED LIABILITIES

  Accrued liabilities at March 31, 1996 and 1997 consist of the following:

                                                                  1996    1997
                                                                -------- -------
                                                                 (IN THOUSANDS)
   Accrued job costs, start-up and customer deposits........... $ 27,329  75,108
   Payroll, benefits and related taxes.........................   25,252  71,157
   Organization, relocation and closure costs..................   20,239  41,088
   Warranty....................................................    6,631  25,727
   Future remediation..........................................    1,729  10,625
   Sales commission............................................    3,674  10,014
   Sales, property and other taxes.............................    5,335   9,647
   Interest....................................................    3,204   7,978
   Other.......................................................   19,731  24,193
                                                                -------- -------
                                                                $113,124 275,537
                                                                ======== =======

  Included in other long-term liabilities at March 31, 1997 is $14.6 million of retiree benefits assumed by the Company as a result of certain acquisitions during fiscal 1997.

(14) INCOME TAXES

  Income tax expense (benefit) from continuing operations for the years ended March 31, 1995, 1996 and 1997 consist of:

                                                          1995    1996    1997
                                                         ------  ------  ------
                                                            (IN THOUSANDS)
   Federal:
     Current............................................ $4,086   9,569   5,806
     Deferred...........................................  1,739   2,584   2,342
   State:
     Current............................................  2,011   2,393   2,904
     Deferred...........................................   (506)   (542)   (768)
   Non-U.S.:
     Current............................................     20   4,085   5,821
     Deferred...........................................  1,554   2,240  (5,424)
                                                         ------  ------  ------
                                                         $8,904  20,329  10,681
                                                         ======  ======  ======

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

  Total income tax expense differed from the amounts computed by applying the U.S. Federal corporate tax rate of 34% for 1995 and 1996 and 35% for 1997 to income from continuing operations before income taxes as a result of the following:

                                                       1995     1996    1997
                                                      -------  ------  -------
                                                          (IN THOUSANDS)
   Expected income tax provision....................  $11,399  17,349   15,116
   Permanent differences............................       24   1,573    2,302
   State franchise tax, net of Federal tax benefit..    1,467   1,641    1,937
   Change in balance of valuation allowance ........   (1,973) (3,351) (10,796)
   Difference in U.S. tax rate and foreign tax
    rates...........................................      511   2,032    1,762
   Other............................................   (2,524)  1,085      360
                                                      -------  ------  -------
                                                      $ 8,904  20,329   10,681
                                                      =======  ======  =======

  As of March 31, 1997, the Company has net operating loss carryforwards in France of approximately $16.4 million with an indefinite carryforward period for which income tax benefit was recognized during fiscal 1997. Any benefit of the French loss carryforward was required to be shared equally between the Company and Alcoa until March 31, 1997. As of March 31, 1997, the Company also had net operating loss carryforwards in other non-U.S. countries of approximately $44.6 million which expire from 1998 to 2003.

  Additionally, as of March 31, 1997, the Company has recognized the future benefit of net operating loss carryforwards generated from Liquipure of $14.4 million. These loss carryforwards expire from 2002 to 2007. These operating loss carryforwards can be used only against future taxable income of Liquipure.

  The Company also has available, at March 31, 1997, other net operating loss carryforwards for U.S. federal income tax purposes of approximately $15.0 million which expire in 2007 to 2010.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

  The sources and tax effects of temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities are as follows:

                                                                1996     1997
                                                              --------  -------
                                                               (IN THOUSANDS)
   Deferred tax assets:
     Operating loss carryforwards............................ $ 27,664   36,514
     Inventory...............................................    3,540    8,044
     Allowance for doubtful accounts.........................    2,220    6,250
     Warranty................................................    1,837    2,656
     Vacation................................................    1,030    1,465
     Other accruals..........................................    1,784   33,495
     Tax credits.............................................      501      276
     Other...................................................    6,777    1,049
                                                              --------  -------
                                                                45,353   89,749
   Valuation allowance.......................................  (19,946) (20,659)
                                                              --------  -------
       Total deferred tax assets.............................   25,407   69,090
   Deferred tax liabilities:
     Depreciation and amortization...........................   12,841   12,658
     Prepaid expenses........................................      500      353
     Long-term contracts.....................................    4,206   11,123
     Other...................................................      620    4,002
                                                              --------  -------
                                                                18,167   28,136
                                                              --------  -------
       Net deferred tax assets............................... $  7,240   40,954
                                                              ========  =======

  The Company believes that it is more likely than not that the net deferred tax assets, including federal net operating loss carryforwards, will be realized prior to their expiration. This belief is based on recent and anticipated future earnings and, in part, on the fact that the Company has completed several acquisitions during and including the three years ended March 31, 1997 of companies with strong earnings potential. A valuation allowance of $20.7 million at March 31, 1997 has been provided primarily for state and foreign net operating losses which may not be realized prior to expiration.

(15) SHAREHOLDERS' EQUITY

CONVERTIBLE PREFERRED STOCK

  In January 1992 and September 1994, the Company issued 880,000 shares of a new Series A Cumulative Convertible Preferred Stock and 185,185 shares of a new Series B Convertible Preferred Stock, respectively, in connection with acquisitions. On September 18, 1995, the Company repurchased and canceled 139,518 shares of Series B Preferred stock for $4.7 million and converted 45,667 shares of Series B Preferred Stock into 102,750 shares of Company common stock. On March 4, 1996, the holder of the Company's Series A Preferred Stock tendered the 880,000 preferred shares for conversion into 1,980,000 shares of Company common stock pursuant to terms of the security.

COMMON STOCK

  On December 5, 1994 and July 15, 1996, the Company paid in the form of stock dividends a three-for-two split of the Company's common stock. All references to income per common share and other common stock information in the accompanying consolidated financial statements and notes thereto have been restated to reflect these splits.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

  On December 11, 1996, the Company completed an underwritten public offering of 11,804,206 shares of its common stock at a price equal to $31.625 per share. The net proceeds to the Company, after underwriting discounts and commissions and other related expenses, were $356.1 million.

  On May 3, 1995, the Company completed an underwritten public offering of 10,350,000 shares of its common stock at a price equal to $10.00 per share. The net proceeds to the Company, after underwriting discounts and commissions and other related expenses, were $97.8 million.

OPTIONS

  Under the Company's 1991 Employee Stock Option Plan (the "Plan"), the exercise price of options granted is equal to their fair market value at the date of grant and the maximum term of the option may not exceed 10 years. If the optionee is a holder of more than 10% of the outstanding common stock of the Company, the option price per share is increased to at least 110% of fair market value, and the option term is limited to 5 years. The total number of shares of common stock available under the Plan is 3,881,250 shares. Each option granted becomes exercisable on a cumulative basis, 25% six months following the date of grant and 25% on each subsequent anniversary of the grant date until fully vested.

  Under the Company's 1991 Director Stock Option Plan (the "Directors Plan"), the exercise price of options granted was equal to the higher of $2.00 below the market price or 60% of the market price on the date of grant. Effective April 1, 1996 the Directors Plan was amended to grant options equal to their fair market value at the date of grant. Under the Plan, each director of the Company who is not a full-time employee of the Company will receive each year an option to purchase 12,000 shares of common stock. The total number of shares available under the Directors Plan is 562,500 shares. Compensation expense of $.1 million was recorded in fiscal 1995 and fiscal 1996 related to the Directors Plan.

  The per share weighted-average fair value of stock options granted during fiscal 1996 and fiscal 1997 was $5.93 and $9.49, respectively, on the date of grant using the Black-Scholes option-pricing model with the following assumptions for fiscal 1996 and fiscal 1997: expected dividend yield 0%, risk-free interest rate of 6.3%, expected volatility of the stock price of 41.9% and an expected life of 5 years.

  The Company continues to apply APB Opinion No. 25 in accounting for its Plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income and net income per common share would have been reduced to the pro forma amounts indicated below:

                                                                    YEAR ENDED
                                                                    MARCH 31,
                                                                  --------------
                                                                   1996    1997
                                                                  ------- ------
                                                                  (IN THOUSANDS,
                                                                    EXCEPT PER
                                                                   SHARE DATA)
   Net income
     As reported................................................. $30,699 32,508
     Pro forma................................................... $28,658 28,178
   Net income per common share:
    Basic
     As reported.................................................    0.62   0.51
     Pro forma...................................................    0.58   0.44
    Diluted
     As reported.................................................    0.61   0.49
     Pro forma...................................................    0.57   0.42

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

  Pro forma net income and net income per common share reflects only options granted in fiscal 1996 and 1997. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income and net income per common share amounts presented above because compensation reflected over the options' vesting period of 10 years and compensation cost for options granted prior to April 1, 1995 is not considered. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that do not have vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the value of an estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  Transactions involving the Plan and Directors Plan are summarized as follows:

                                       NUMBER OF                    AGGREGATE
                                        SHARES    EXERCISE PRICE      VALUE
                                       ---------  --------------- --------------
                                                                  (IN THOUSANDS)
   Balance at March 31, 1994.......... 1,925,882  $ 1.35 to 10.95    $ 15,642
   Options granted....................   898,290    1.35 to 10.59       7,650
   Options exercised..................  (241,040)   2.45 to  9.83      (1,422)
   Options canceled...................   (40,785)   7.33 to  9.83        (375)
                                       ---------  ---------------    --------
   Balance at March 31, 1995.......... 2,542,347    1.35 to 10.95      21,495
   Options granted.................... 1,013,250    9.04 to 18.67      12,764
   Options exercised..................  (487,886)   1.35 to 10.95      (3,678)
   Options canceled...................   (20,626)   8.53 to 10.58        (183)
                                       ---------  ---------------    --------
   Balance at March 31, 1996.......... 3,047,085    1.35 to 18.67      30,398
   Options granted....................   934,874   18.67 to 34.88      18,773
   Options exercised..................  (659,260)   1.35 to 26.25     (11,886)
   Options canceled...................   (27,415)   4.97 to 13.83        (309)
                                       ---------  ---------------    --------
   Balance at March 31, 1997.......... 3,295,284  $ 1.35 to 34.88    $ 36,976
                                       =========  ===============    ========

  At March 31, 1996 and 1997, the number of options exercisable was 1.8 million and 2.2 million, respectively.

  In connection with the options and convertible subordinated debentures, the Company has reserved 20.9 million shares at March 31, 1997 for future issuance.

(16) RETIREMENT PLANS

  Pursuant to the terms of a collective bargaining agreement, one of the Company's U.S. subsidiaries has a defined benefit pension plan covering substantially all of its hourly employees. Pension plan benefits are generally based upon years of service and compensation. The Company's funding policy is to contribute at least the minimum amounts required by the U.S. Employee Retirement Income Security Act of 1974 ("ERISA") or additional amounts to assure that plan assets will be adequate to provide retirement benefits. Plan assets are invested in broadly diversified portfolios of government obligations, mutual funds and fixed income and equity securities. The accumulated benefit obligation under this plan is not material to the consolidated financial statements.

  A subsidiary of the Company provides pension and health and welfare benefits to employees who are members of the United Association of Journeymen and Apprentices of the Plumbing and Pipefitting Industry of the United States and Canada (the "Pipefitters Union") under multiemployer defined benefit plans. Approximately 67% of the subsidiary's full-time workforce is represented by the Pipefitters Union. Contributions

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES to the Pipefitters Union pension plan were $4.9 million, $5.3 million and $7.5 million for the years ended March 31, 1995, 1996 and 1997, respectively. Contributions to the Pipefitters Union health and welfare plan were $5.8 million, $6.5 million and $9.8 million for the years ended March 31, 1995, 1996 and 1997, respectively.

  The Company has a defined contribution plan (under IRC Section 401(k)) covering substantially all U.S. salaried and hourly participating employees which provide for contributions based primarily upon compensation levels and employee contributions. The Company funds its contributions to these plans as accrued and as provided by ERISA. Defined contribution plan expense to the Company was $0.9 million, $1.7 million and $4.2 million for the years ended March 31, 1995, 1996 and 1997, respectively.

(17) BUSINESS SEGMENT DATA AND EXPORT SALES

  The Company's sole business segment is the design, manufacture, operation, distribution and service of equipment and supplies for filtration, water treatment and wastewater treatment for industrial and municipal customers. There were no sales to any individual customers which accounted for 10% or more of revenue in fiscal 1995, 1996 and 1997. Export sales were $37.9 million, $58.6 million and $85.4 million in fiscal 1995, 1996 and 1997, respectively.

  Information about the Company's operations in different geographic locations for the years ended March 31, 1995, 1996 and 1997 is as follows:

                                                      1995     1996      1997
                                                    -------- --------- ---------
                                                           (IN THOUSANDS)
   Revenues from unaffiliated customers:
     United States................................. $717,999   875,792 1,342,496
     Non-U.S.......................................  112,766   214,953   421,910
                                                    -------- --------- ---------
                                                    $830,765 1,090,745 1,764,406
                                                    ======== ========= =========
   Operating income:
     United States................................. $ 34,293    44,565    38,535
     Non-U.S.......................................    6,428    16,820    27,485
                                                    -------- --------- ---------
                                                    $ 40,721    61,385    66,020
                                                    ======== ========= =========
   Income before income tax expense:
     United States................................. $ 28,747    37,635    21,578
     Non-U.S.......................................    4,778    13,393    21,611
                                                    -------- --------- ---------
                                                    $ 33,525    51,028    43,189
                                                    ======== ========= =========
   Identifiable assets:
     United States................................. $419,504   701,649 1,695,336
     Non-U.S.......................................  164,129   301,667   702,227
                                                    -------- --------- ---------
                                                    $583,633 1,003,316 2,397,563
                                                    ======== ========= =========

(18) COMMITMENTS AND CONTINGENT LIABILITIES

COMMITMENTS

  The Company and its subsidiaries lease certain facilities and equipment under various noncancelable and month-to-month leases. These leases are accounted for as operating leases. Rent expense aggregated $9.5 million, $10.5 million and $16.3 million in 1995, 1996 and 1997, respectively.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

  A summary of the future minimum annual rental commitments as of March 31, 1997, under operating leases follows:

                                                                    OPERATING
                                                                      LEASES
                                                                  --------------
                                                                  (IN THOUSANDS)
   Fiscal year ending:
     1998........................................................    $19,053
     1999........................................................     14,772
     2000........................................................     10,241
     2001........................................................      6,105
     2002........................................................      5,592
     Thereafter..................................................      4,326
                                                                     -------
   Total minimum lease payments..................................    $60,089
                                                                     =======

CONTINGENT LIABILITIES

  In December of 1995, allegations were made by federal and state environmental regulatory authorities of multiple violations in connection with wastewater discharges at a facility owned by the Company. The facility was acquired by the Company as part of its acquisition of Polymetrics on October 2, 1995. The Company has rights of indemnity from the seller which could be available if monetary damages and penalties are incurred in connection with any alleged violations occurring prior to the Company's acquisition of Polymetrics. In the opinion of management, the ultimate liability that may result from the above matter will not have a material adverse effect on the Company's consolidated financial position or results of operations (see note
9).

  Zimpro is party to certain agreements (entered into in 1990 at the time Zimpro was acquired from unrelated third parties by the entities from which it was later acquired by the Company), pursuant to which Zimpro agreed, among other things, to pay the original sellers a royalty of 3.0% of its annual consolidated net sales of certain products in excess of $35.0 million through October 25, 2000. Under certain interpretations of such agreements, with which the Company disagrees, Zimpro could be liable for such royalties with respect to the net sales attributable to products, systems and services of certain defined wastewater treatment businesses acquired by Zimpro or the Company or the Company's other subsidiaries after May 31, 1996. The defined businesses include, among others, manufacturing machinery and equipment, and engineering, installation, operation and maintenance services related thereto, for the treatment and disposal of waste liquids, toxic waste and sludge. One of the prior sellers has revealed in a letter to the Company an interpretation contrary to that of the Company. The Company believes that it would have meritorious defenses to any claim based upon any such interpretation and would vigorously pursue the elimination of any threat to expand what it believes to be its obligations pursuant to such agreements.

  Legal proceedings pending against the Company consist of litigation incidental to the Company's business and in the opinion of management, based in part upon the opinion of counsel, the outcome of such litigation will not materially affect the Company's consolidated financial position or results of operations.

               UNITED STATES FILTER CORPORATION AND SUBSIDIARIES

(19) QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                      NET INCOME PER SHARE
                                                      --------------------
                     REVENUES GROSS PROFIT NET INCOME   BASIC       DILUTED
                     -------- ------------ ---------- ----------  -----------
                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
   1996
   First quarter...  $233,948    51,432       6,652         0.15         0.15
   Second quarter..  $268,041    61,312       9,540         0.20         0.20
   Third quarter...  $282,540    66,718      10,115         0.19         0.19
   Fourth quarter..  $306,216    74,310       4,392         0.08         0.08
   1997
   First quarter...  $295,153    71,707       9,379         0.17         0.16
   Second quarter..  $336,060    69,488          71          --           --
   Third quarter...  $463,423    93,687       6,328         0.10         0.09
   Fourth quarter..  $669,770   152,909      16,730         0.21         0.20

(20) SUBSEQUENT EVENTS

  On February 9, 1998, the Company announced it had entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of February 9, 1998, among the Company, Palm Water Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("Merger Sub"), and Culligan Water Technologies, Inc. ("Culligan"), a Delaware corporation. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Culligan (the "Merger"). In connection with the Merger, the Company will issue in exchange for each issued and outstanding share (other than treasury shares and shares owned by the Company) of Culligan common stock, par value $.01 per share,
1.714 shares of common stock, par value $.01 per share, of the Company pursuant to formula.

  The Merger will be accounted for as a pooling of interests and is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. Consummation of the Merger is subject to customary regulatory approvals and the approval of the stockholders of each of the Company and Culligan. The Merger is expected to be consummated in the first half of fiscal 1999.

  On December 31, 1997, a wholly owned subsidiary of the Company merged with and into Kinetics in a tax-free reorganization. In connection with this acquisition, the Company issued 5,803,803 shares of the Company's common stock for all of the outstanding common stock of Kinetics (0.5824 share of U.S. Filter Common Stock for each outstanding share and each outstanding option or other right to acquire a share of Kinetics common stock). In addition, the Company assumed approximately $50.0 million of third party institutional debt. This transaction has been accounted for as a pooling of interests and, accordingly, the consolidated financial statements and notes thereto for all periods presented have been restated to include the accounts of Kinetics (see note 9).

  On December 9, 1997, the Company, through a wholly-owned subsidiary, consummated its tender offer (the "Offer") commenced on October 25, 1997 to purchase all of the outstanding ordinary shares (including American Depository Shares) of Memtec Limited ("Memtec"). The purchase price was $36.00 per share. The Company acquired certain shares in privately negotiated and open market purchases prior to the Offer resulting in a total cash purchase price of approximately $399.6 million (including estimated transaction costs of $13.0 million). The acquisition of Memtec will be accounted for as a purchase.

  Memtec is incorporated under the law of the State of New South Wales, Australia and has worldwide operations. Memtec is a leader in the designing, engineering, manufacturing and marketing of an extensive range of filtration products and systems, focusing on two principal areas of the filtration market: industrial filtration and water filtration. Memtec had revenues of approximately $243.6 million and net income of approximately $7.5 million for the year ended June 30, 1997.

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  On February 9, 1998, U.S. Filter announced that it had signed the Merger Agreement with Culligan providing, among other things, for the acquisition by a wholly owned subsidiary of U.S. Filter of all outstanding shares of Culligan. Effective December 2, 1997, Culligan acquired Protean for approximately $174.5 million in cash and effective August 1, 1997, Culligan acquired Ametek for approximately $155.0 million in Culligan common stock and cash in lieu of fractional shares. On December 9, 1997, U.S. Filter acquired approximately 96% of the outstanding shares (the "Memtec Shares") of Memtec Limited ("Memtec") pursuant to a tender offer. The remaining Memtec Shares were acquired on February 5, 1998. The total purchase price for all Memtec Shares was approximately $397.2 (including estimated transaction costs of $10.6 million) and was allocated to the assets and liabilities of Memtec based upon their respective fair values. The value of developed technology was approximately $64.4 million and is being amortized over 25 years. The value of other intangible assets including patents, trademarks, license and distribution fees was approximately $7.3 million, and is being amortized over periods ranging from 5 to 12 years. The Company also acquired from Memtec certain in-process research and development projects that had not reached technological feasibility and that had no alternative future use. Such projects were valued by an independent appraiser using a risk adjusted cash flow model under which expected future cash flows were discounted, taking into account risks related to existing and future markets and assessments of the life expectancy of such projects. The estimated market value of such in-process research and development projects was $299.5 million and was expensed at the acquisition date. The allocation of the purchase price of Memtec is final and is not expected to change materially subsequent to December 31, 1997. During the fiscal year ended March 31, 1997, U.S. Filter completed several significant acquisitions that were accounted for as purchases including the acquisitions of The Utility Supply Group, Inc. ("USG"), WaterPro Supplies Corporation ("WaterPro"), the Systems and Manufacturing Group ("WSMG") of Wheelabrator Technologies Inc. and the businesses of the Process Equipment Division ("PED") of United Utilities Plc, which were completed on October 25, 1996, October 28, 1996, December 2, 1996 and January 6, 1997, respectively.

  U.S. Filter acquired all of the common stock of The Kinetics Group, Inc. ("Kinetics") as of December 31, 1997 in exchange for 5,803,803 shares of U.S. Filter's Common Stock, par value $.01 per share. The acquisition of Kinetics was accounted for as a pooling of interests and accordingly all U.S. Filter historical consolidated financial information has been restated to include Kinetics. In restating the historical consolidated financial data for this transaction, the historical results of U.S. Filter for the fiscal year ended March 31, 1997 were combined with the historical results of Kinetics for the fiscal year ended September 30, 1997; the historical results of U.S. Filter for the year ended March 31, 1996 were combined with the historical results of Kinetics for the year ended September 30, 1996; and the historical results of U.S. Filter for the year ended March 31, 1995 were combined with the historical results of Kinetics for the year ended September 30, 1995. Accordingly, results of Kinetics for the six month period ended September 30, 1994 (including revenue of $85.4 million and net income of $3.9 million) are not included in the combined results of operations of U.S. Filter presented herein. Concurrent with U.S. Filter's acquisition of Kinetics, Kinetics' year end was recast to March 31. Thus, results for Kinetics as of and for the nine months ended December 31, 1997 are included in the Company's results as of and for the nine months ended December 31, 1997. Accordingly, Kinetics' results for the six months ended September 30, 1997 (including revenue of $227.4 million and a net loss of $8.5 million) are included in both the restated historical results for the fiscal year ended March 31, 1997 and the results for the nine months ended December 31, 1997.

  The following pro forma data is based on the historical combined statements of U.S. Filter (as restated for the acquisition of Kinetics accounted for as a pooling of interests), Memtec, Culligan, Protean, Ametek, USG, WaterPro, WMSG and PED giving effect to (i) the Culligan acquisition under the pooling of interests method of accounting, (ii) the Memtec, USG, WaterPro, WMSG and PED acquisitions under the purchase method of accounting, (iii) Culligan's acquisitions of Protean and Ametek under the purchase method of accounting and
(iv) the assumptions and adjustments (which U.S. Filter believes to be reasonable and in accordance with US generally accepted accounting principles ("US GAAP")) described in the accompanying Notes to Unaudited Pro Forma Combined Financial Information. Under the pooling of interests method of accounting, the recorded assets and liabilities of the separate entities become the recorded assets and liabilities of the combined entity. Under the purchase method of accounting, assets acquired and liabilities assumed will be recorded at their estimated fair value at the date of acquisition. The pro forma adjustments set forth in the following unaudited pro forma combined financial information are estimated and may differ from the final adjustments.

  The following unaudited pro forma combined financial information presents the Unaudited Pro Forma Combined Balance Sheet at December 31, 1997 giving effect to the acquisitions of Culligan and Protean as if they had been consummated on that date. U.S. Filter's fiscal year ends March 31, Memtec's fiscal year ends on June 30, Culligan's fiscal year ends on January 31, Protean's fiscal year ends on March 31 and Ametek's fiscal year ends on December 31. The Unaudited Pro Forma Combined Balance Sheet combines the balance sheet of U.S. Filter as of December 31, 1997, the balance sheet of Culligan as of October 31, 1997 and the balance sheet of Protean as of September 30, 1997. The assets and liabilities of Kinetics, Memtec, USG, WaterPro, WMSG and PED are included in U.S. Filter's historical balance sheet at December 31, 1997 as these acquisitions were consummated on or before December 31, 1997. The assets and liabilities of Ametek are included in Culligan's historical balance sheet as of October 31, 1997 as Culligan's acquisition of Ametek was consummated on August 1, 1997.

  The unaudited pro forma combined financial information also presents the Unaudited Pro Forma Combined Statements of Operations for the fiscal year ended March 31, 1997, giving effect to the acquisitions of Memtec, Culligan, Protean, Ametek, USG, WaterPro, WSMG and PED as if each of the acquisitions had been consummated as of the beginning of the earliest period presented. The Unaudited Pro Forma Combined Statement of Operations for the fiscal year ended March 31, 1997, combines (i) the results of the U.S. Filter (as restated for the acquisition of Kinetics which was accounted for as a pooling of interests) and Protean for such fiscal year, (ii) the results of Memtec for their fiscal year ended June 30, 1997, (iii) the results of Culligan for their fiscal year ended January 31, 1997 (iv) the results of Ametek for their fiscal year ended December 31, 1996 (v) the results of USG for the period beginning on April 1, 1996 and ending immediately prior to U.S. Filter's acquisition of USG on October 25, 1996, (vi) the results of WaterPro for the period beginning on April 1, 1996 and ending immediately prior to U.S. Filter's acquisition of WaterPro on October 28, 1996, (vii) the results of WSMG for the period beginning on April 1, 1996 and ending immediately prior to U.S. Filter's acquisition of WSMG on December 2, 1996, and (vii) the results of PED for the period beginning on April 1, 1996 and ending immediately prior to U.S. Filter's acquisition of PED on January 6, 1997. Results for USG, WaterPro, WSMG and PED after they were acquired by U.S. Filter to March 31, 1997 are included in U.S. Filter's historical results for the fiscal year ended March 31, 1997.

  The Unaudited Pro Forma Combined Statement of Operations for the nine months ended December 31, 1997 combines (i) the results of U.S. Filter for such period, (ii) the results of Memtec for the period beginning on April 1, 1997 and ending immediately prior to Memtec being acquired by U.S. Filter on December 9, 1997, (iii) the results of Culligan for the nine months ended October 31, 1997, (iv) the results of Protean for the nine months ended September 30, 1997 and (v) the results of Ametek for the period beginning February 1, 1997 and ending immediately prior to Ametek being acquired by Culligan on August 1, 1997. Results for Memtec for the period from the date Memtec was acquired by U.S. Filter to December 31, 1997 are included in U.S. Filter's historical results. Results of Kinetics, which was acquired on December 31, 1997 and was accounted for as a pooling of interests, for the nine months ended December 31, 1997 are included in U.S. Filter's historical results. Results for USG, WaterPro, WSMG and PED for the nine months ended December 31, 1997 are included in U.S. Filter's historical results as these business were owned by U.S. Filter for the entire nine month period. Results for Ametek for the period from the date Ametek was acquired by Culligan to October 31, 1997 are included in Culligan's historical results.

  Results of operations for Memtec for the three months ended June 30, 1997 including revenue of $67.8 million and net income of $0.7 million are included in the Unaudited Pro Forma Combined Statements of Operations for the fiscal year ended March 31, 1997 and for the nine months ended December 31, 1997. Results of operations for Ametek including revenue of $6.4 million and net income of $0.7 million for the month ended

January 31, 1997 are not included in either the Unaudited Pro Forma Combined Results of Operations for the fiscal year ended March 31, 1997 or the nine months ended December 31, 1997. Results of operations for Protean for the three months ended March 31, 1997 including revenue of $38.9 million and net income of $6.0 million are included in the Unaudited Pro Forma Combined Statements of Operations for the fiscal year ended March 31, 1997 and for the nine months ended December 31, 1997.

  It is anticipated that the acquisition of Culligan will be accounted for as a pooling of interests and the estimated costs to effect the transaction of $35-$40 million will be expensed as incurred. Accordingly, Unaudited Pro Forma Combined Statements of Operations for the years ended March 31, 1996 and 1995 and the nine months ended December 31, 1996 are also presented. The Unaudited Pro Forma Combined Statements of Operations for the years ended March 31, 1996 and 1995 combines the results of U.S. Filter for such fiscal years with the results of Culligan for their fiscal years ended January 31, 1996 and 1995, respectively. The Unaudited Pro Forma Combined Statement of Operations for the nine months ended December 31, 1996 combines the results of U.S. Filter (as restated for the acquisition of Kinetics accounted for as a pooling of interests) for the nine months ended December 31, 1996 with the results of Culligan for the nine months ended October 31, 1996. The Unaudited Pro Forma Combined Statements of Operations for the years ended March 31, 1996 and 1995, respectively, and the nine months ended December 31, 1996 are in effect a restatement of the historical operations of each of U.S. Filter and Culligan and accordingly do not include the results of Memtec, Protean, Ametek, USG, WaterPro, WSMG and PED, which were acquisitions accounted for as purchases.

  The historical financial statements of Protean and PED were prepared in accordance with UK generally accepted accounting principles ("UK GAAP"), which differs in certain respects from US GAAP. The historical PED Financial Statements included in the unaudited combined financial information have been restated to reflect PED's financial position and results of operations in accordance with US GAAP. The pro forma adjustments contain certain adjustments necessary to reflect Protean's historical financial statements in accordance with US GAAP. Certain reclassifications have been made to the historical financial statements of Protean to conform with U.S. Filter's presentation.

  The following Unaudited Pro Forma Combined Financial Information does not reflect certain cost savings that U.S. Filter believes may be realized following the Kinetics, Memtec, Culligan, USG, WaterPro, WMSG and PED acquisitions as well as Culligan's acquisitions of Protean and Ametek. Such cost savings are expected to be realized primarily through the elimination of certain overhead expenses and geographic overlap and the implementation of strict cost controls and standardized operating procedures. Additionally, U.S. Filter believes that such acquisitions will enable it to realize increased operating efficiencies and economies of scale including enhanced purchasing power and increased asset utilization.

  The pro forma data is provided for illustrative purposes only. It does not purport to be indicative of the results that actually would have occurred if the acquisitions of Kinetics, Memtec, Culligan, USG, WaterPro, WMSG and PED, as well as Culligan's acquisitions of Protean and Ametek, had been consummated on the dates indicated or that may be obtained in the future. The unaudited pro forma combined financial information should be read in conjunction with the notes thereto, the audited consolidated financial statements and notes thereto of Culligan, Protean and Ametek included elsewhere herein, the audited consolidated financial statements and notes thereto of Kinetics, Memtec, WaterPro, WMSG and PED, incorporated herein by reference and U.S. Filter's Consolidated Financial Statements and related Notes thereto, incorporated herein by reference.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                         AS OF DECEMBER 31, 1997 (NOTE a)
                          -----------------------------------------------------------------
                                  HISTORICAL                         PRO FORMA
                          ----------------------------- -----------------------------------
                                                        ADJUSTMENTS
                             U.S.                        INCREASE
                            FILTER    CULLIGAN  PROTEAN (DECREASE)     NOTES      COMBINED
                          ----------  --------  ------- ----------- ------------ ----------
                                                  (IN THOUSANDS)
         ASSETS
         ------
Current assets:
 Cash...................  $   57,821  $  8,992  $ 7,177                          $   73,990
 Restricted cash........         --    143,968      --   (143,968)      a(i)            --
 Short-term
  investments...........         904       --       --                                  904
 Accounts receivable,
  net...................     739,587   113,904   25,654                             879,145
 Cost and estimated
  earnings in excess of
  billings on
  uncompleted
  contracts.............     205,427       --       --                              205,427
 Inventories............     350,968    63,486   22,323                             436,777
 Prepaid expenses.......      19,893     6,499    6,377    (1,175)     a(ii)         31,594
 Deferred taxes.........      82,246    10,775      --                               93,021
 Other current assets...      28,257       --       --                               28,257
                          ----------  --------  -------                          ----------
   Total current
    assets..............   1,485,103   347,624   61,531                           1,749,115
                          ----------  --------  -------                          ----------
 Property, plant and
  equipment, net........     761,147   125,109   15,086       508   a(iii),a(iv)    901,850
 Investment in leasehold
  interests, net........      22,424       --       --                               22,424
 Cost in excess of net
  assets of businesses
  acquired, net.........     978,271   219,031      --    143,994       a(v)      1,341,296
 Other assets...........     113,837   101,005      --    (28,436)  a(vi),a(vii)    186,406
                          ----------  --------  -------                          ----------
                          $3,360,782  $792,769  $76,617                          $4,201,091
                          ==========  ========  =======                          ==========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
  --------------------
Current liabilities:
 Accounts payable.......  $  304,890  $ 36,658  $38,205                          $  379,753
 Accrued liabilities....     410,245    19,052      --                              429,297
 Current portion of
  long-term debt........      25,464    11,126      --                               36,590
 Billings in excess of
  costs and estimated
  earnings on
  uncompleted
  contracts.............     121,831       --       --                              121,831
 Other current
  liabilities...........      77,045    37,549      --                              114,594
                          ----------  --------  -------                          ----------
   Total current
    liabilities.........     939,475   104,385   38,205                           1,082,065
                          ----------  --------  -------                          ----------
Notes payable...........     475,181       --       --                              475,181
Long-term debt,
 excluding current
 portion................     128,988   307,567    8,401       304     a(viii)       445,260
Convertible subordinated
 debentures.............     554,000       --       --                              554,000
Deferred taxes..........       3,506    29,949      --     (1,175)     a(ii)         32,280
Other liabilities.......      66,108    27,935    1,805                              95,848
                          ----------  --------  -------                          ----------
   Total liabilities....   2,167,258   469,836   48,411                           2,684,634
                          ----------  --------  -------                          ----------
Minority interest.......         --      1,972      --                                1,972
Shareholders' equity:...
 Common stock...........       1,040       252    3,528    (3,339)   a(ix),a(x)       1,481
 Additional paid-in
  capital...............   1,500,786   366,370   21,004   (21,193)   a(ix),a(x)   1,866,967
 Currency translation
  adjustment............     (37,287)   (5,749)     --                              (43,036)
 Retained earnings
  (accumulated
  deficit)..............    (271,015)  (39,912)   3,674    (3,674)      a(x)       (310,927)
                          ----------  --------  -------                          ----------
   Total shareholders'
    equity..............   1,193,524   320,961   28,206                          $1,514,485
                          ----------  --------  -------                          ----------
                          $3,360,782  $792,769  $76,617                          $4,201,091
                          ==========  ========  =======                          ==========

The accompanying notes are an integral part of the unaudited pro forma combined financial information.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                              FISCAL YEAR ENDED MARCH 31, 1997 (NOTE b)
                     ---------------------------------------------------------------------------------------------------
                                                   HISTORICAL (NOTE c)
                     ---------------------------------------------------------------------------------------
                                                                                                               INCREASE
                      COMPANY     MEMTEC   CULLIGAN  AMETEK   PROTEAN     USG    WATERPRO    WSMG     PED     (DECREASE)
                     ----------  --------  --------  -------  --------  -------  --------  -------- --------  ----------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...........  $1,764,406  $243,616  $371,018  $68,650  $129,014  $85,899  $185,199  $218,973 $130,407   $   (827)
Cost of sales......   1,376,615   155,638   205,581   44,039    66,980   70,011   151,238   171,673   92,728        885
                     ----------  --------  --------  -------  --------  -------  --------  -------- --------
 Gross profit......     387,791    87,978   165,437   24,611    62,034   15,888    33,961    47,300   37,679
Selling, general
 and administrative
 expenses..........     316,190    72,702   131,454   12,251    45,385   13,595    24,689    32,854   32,270      9,324
Merger,
restructuring,
acquisition and
other related
charges............       5,581     1,677       --       --      2,105      --        --        --     1,992       (975)
                     ----------  --------  --------  -------  --------  -------  --------  -------- --------
                        321,771    74,379   131,454   12,251    47,490   13,595    24,689    32,854   34,262
                     ----------  --------  --------  -------  --------  -------  --------  -------- --------
 Operating
 income............      66,020    13,599    33,983   12,360    14,544    2,293     9,272    14,446    3,417
                     ----------  --------  --------  -------  --------  -------  --------  -------- --------
Other income
 (expense):
 Interest
 expense...........     (26,509)   (5,613)   (5,490)     --     (1,285)    (932)   (2,433)      --    (9,469)   (35,972)
 Interest and
 other income......       3,678       816     7,656       (9)      639      411       358       439      --
                     ----------  --------  --------  -------  --------  -------  --------  -------- --------
                        (22,831)   (4,797)    2,166       (9)     (646)    (521)   (2,075)      439   (9,469)
                     ----------  --------  --------  -------  --------  -------  --------  -------- --------
 Income before
 income tax
 expense...........      43,189     8,802    36,149   12,351    13,898    1,772     7,197    14,885   (6,052)
Income tax expense
 (benefit).........      10,681     1,306    20,264    4,188     4,822      711     2,829     5,954     (310)   (16,112)
                     ----------  --------  --------  -------  --------  -------  --------  -------- --------
 Net income........  $   32,508  $  7,496  $ 15,885  $ 8,163  $  9,076  $ 1,061  $  4,368  $  8,931 $ (5,742)
                     ==========  ========  ========  =======  ========  =======  ========  ======== ========
 Net income per
 common share:
   Basic...........  $     0.51
                     ==========
   Diluted.........  $     0.49
                     ==========
 Weighted average
 shares
 outstanding:
   Basic...........      64,082
                     ==========
   Diluted.........      66,531
                     ==========
                          PRO FORMA
                     --------------------------------
                            NOTES          COMBINED
                     -------------------- -----------
Revenues...........          b(i)         $3,196,355
Cost of sales......  b(i), b(ii), b(iii)   2,335,388
                         b(iv), b(v)
                                          -----------
 Gross profit......                          860,967
Selling, general
 and administrative
 expenses..........  b(i), b(ii), b(iii),    690,714
                        b(vi), b(vii),
                     b(viii), b(ix), b(x)
Merger,
restructuring,
acquisition and
other related
charges............          b(x)             10,380
                                          -----------
                                             701,094
                                          -----------
 Operating
 income............                          159,873
                                          -----------
Other income
 (expense):
 Interest
 expense...........         b(xi)            (87,703)
 Interest and
 other income......                           13,988
                                          -----------
                                             (73,715)
                                          -----------
 Income before
 income tax
 expense...........                           86,158
Income tax expense
 (benefit).........         b(xii)            34,333
                                          -----------
 Net income........                       $   51,825
                                          ===========
 Net income per
 common share:
   Basic...........                       $     0.47
                                          ===========
   Diluted.........                       $     0.45
                                          ===========
 Weighted average
 shares
 outstanding:
   Basic...........                          110,877
                                          ===========
   Diluted.........                          114,775
                                          ===========



    The accompanying notes are an integral part of these pro forma combined financial data.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                                  NINE MONTHS ENDED DECEMBER 31, 1997 (NOTE b)
                     -----------------------------------------------------------------------------------------------------------
                                  HISTORICAL (NOTE c)                                          PRO FORMA
                     ------------------------------------------------  ---------------------------------------------------------
                        U.S.                                               ADJUSTMENTS
                       FILTER     MEMTEC   CULLIGAN  AMETEK  PROTEAN   INCREASE (DECREASE)            NOTES            COMBINED
                     ----------  --------  --------  ------- --------  ------------------- --------------------------- ---------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...........  $2,346,553  $168,503  $354,254  $38,381 $104,129                                                  3,011,820
Cost of sales......   1,798,595   106,412   202.441   24,623   54,926       $     38                  b (v)            2,187,035
                     ----------  --------  --------  ------- --------                                                  ---------
 Gross profit......     547,958    62,091   151,813   13,758   49,203                                                    824,785
Selling, general
 and administrative
 expenses..........     414,546    53,130   105,543    7,206   34,683          5,463       b(vi), b(viii), b(ix), b(x)   620,571
Purchased in-
 process research
 and development...     299,505       --     20,170      --       --                                                     319,675
Merger,
 restructuring,
 acquisition and
 other related
 charges...........     141,109     2,714     5,236      --       --                                                     149,059
                     ----------  --------  --------  ------- --------                                                  ---------
                        855,160    55,844   130,949    7,206   34,683                                                  1,089,305
                     ----------  --------  --------  ------- --------                                                  ---------
 Operating income
  (loss)...........    (307,202)    6,247    20,864    6,552   14,520                                                  (264,520)
                     ----------  --------  --------  ------- --------                                                  ---------
Other income
 (expense):
 Interest
  expense..........     (34,374)   (3,869)   (5,277)     --    (1,593)       (24,359)                 b(xi)              (69,472)
 Gain on
  disposition of
  affiliate........         --        --     31,098      --       --                                                      31,098
 Interest and
  other income.....       3,002        92     2,398       83      867                                                      6,442
                     ----------  --------  --------  ------- --------                                                  ---------
                        (31,372)   (3,777)   28,219       83     (726)                                                   (31,932)
                     ----------  --------  --------  ------- --------                                                  ---------
 Income (loss)
  before income
  tax expense......    (338,574)    2,470    49,083    6,635   13,794                                                   (296,452)
Income tax expense
 (benefit).........      (1,273)    1,543    27,092    2,744    4,826        (10,451)                b(xii)               24,481
Minority interest..         --        --        665      --       --                                                         665
                     ----------  --------  --------  ------- --------                                                  ---------
 Net income (loss)
  before
  extraordinary
  item.............  $ (337,301) $    927  $ 21,326  $ 3,891 $  8,968                                                  $(321,598)
                     ==========  ========  ========  ======= ========                                                  =========
Net income (loss)
 per common share
 before
 extraordinary
 item:
   Basic...........  $    (3.65)                                                                                       $   (2.36)
                     ==========                                                                                        =========
   Diluted.........  $    (3.65)                                                                                       $   (2.36)
                     ==========                                                                                        =========
Weighted average
 shares
 outstanding:
   Basic...........      92,340                                                                                          136,499
                     ==========                                                                                        =========
   Diluted.........      92,340                                                                                          136,499
                     ==========                                                                                        =========


The accompanying notes are an integral part of the unaudited pro forma combined financial information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                               FISCAL YEAR ENDED MARCH 31, 1996 (NOTE b)
                            -------------------------------------------------
                                HISTORICAL                 PRO FORMA
                            --------------------  ---------------------------
                               U.S.                INCREASE
                              FILTER    CULLIGAN  (DECREASE) NOTES  COMBINED
                            ----------  --------  ---------- ----- ----------
                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues................... $1,090,745  $304,502                   $1,395,247
Cost of sales..............    836,973   168,363                    1,005,336
                            ----------  --------                   ----------
  Gross profit.............    253,772   136,139                      389,911
Selling, general and
 administrative expenses...    192,387   134,525                      326,912
                            ----------  --------                   ----------
  Operating income.........     61,385     1,614                       62,999
                            ----------  --------                   ----------
Other income (expense):
  Interest expense.........    (16,280)  (12,426)                     (28,706)
  Interest and other
   income..................      5,923     4,443                       10,366
                            ----------  --------                   ----------
                               (10,357)   (7,983)                     (18,340)
                            ----------  --------                   ----------
  Income (loss) before
   income tax expense......     51,028    (6,369)                      44,659
Income tax expense.........     20,329    14,910                       35,239
                            ----------  --------                   ----------
  Net income (loss)........ $   30,699  $(21,279)                  $    9,420
                            ==========  ========                   ==========
Net income per common
 share:
    Basic.................. $     0.62                             $     0.12
                            ==========               ===           ==========
    Diluted................ $     0.61                             $     0.11
                            ==========               ===           ==========
Weighted average shares
 outstanding:
    Basic..................     48,369                                 76,326
                            ==========               ===           ==========
    Diluted................     49,668                                 78,147
                            ==========                             ==========


The accompanying notes are an integral part of the unaudited pro forma combined financial information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                                FISCAL YEAR ENDED MARCH 31, 1995 (NOTE b)
                              ------------------------------------------------
                                 HISTORICAL                PRO FORMA
                              ------------------  ----------------------------
                                U.S.              INCREASE
                               FILTER   CULLIGAN  (DECREASE) NOTES   COMBINED
                              --------  --------  ---------  ------ ----------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues....................  $830,765  $280,051                    $1,110,816
Cost of sales...............   658,834   155,829                       814,663
                              --------  --------                    ----------
  Gross profit..............   171,931   124,222                       296,153
Selling, general and
 administrative expenses....   131,210   131,775                       262,985
Restructuring expenses......       --      5,917                         5,917
                              --------  --------                    ----------
                               131,210   137,692                       268,902
                              --------  --------                    ----------
  Operating income (loss)...    40,721   (13,470)                       27,251
                              --------  --------                    ----------
Other income (expense):
  Interest expense..........    (8,807)  (19,085)                      (27,892)
  Interest and other
   income...................     1,611     1,837                         3,448
                              --------  --------                    ----------
                                (7,196)  (17,248)                      (24,444)
                              --------  --------                    ----------
  Income (loss) before
   income tax expense.......    33,525   (30,718)                        2,807
Income tax expense..........     8,904     5,678                        14,582
                              --------  --------                    ----------
  Net income (loss).........  $ 24,621  $(36,396)                   $  (11,775)
                              ========  ========                    ==========
Net income (loss) per common
 share:
  Basic.....................  $   0.68                              $    (0.20)
                              ========                              ==========
  Diluted...................  $   0.66                              $    (0.20)
                              ========                              ==========
Weighted average shares
 outstanding:
  Basic.....................    35,198                                  62,432
                              ========                              ==========
  Diluted...................    43,707                                  62,432
                              ========                              ==========


The accompanying notes are an integral part of the unaudited pro forma combined financial information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                            NINE MONTHS ENDED DECEMBER 31, 1996 (NOTE b)
                          ---------------------------------------------------
                               HISTORICAL                 PRO FORMA
                          ---------------------  ----------------------------
                                                 INCREASE
                            COMPANY    CULLIGAN  (DECREASE) NOTES   COMBINED
                          -----------  --------  ---------  ------ ----------
                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues................. $ 1,094,636  $272,416                    $1,367,052
Cost of sales............     859,754   151,696                     1,011,450
                          -----------  --------                    ----------
  Gross profit...........     234,882   120,720                       355,602
Selling, general and
 administrative
 expenses................     196,752   100,220                       296,972
Merger expenses..........       5,581         0                         5,581
                          -----------  --------                    ----------
                              202,333   100,220                       302,553
                          -----------  --------                    ----------
  Operating income ......      32,549   20,500                         53,049
                          -----------  --------                    ----------
Other income (expense):
  Interest expense.......     (15,907)   (4,076)                      (19,983)
  Interest and other
   income................       2,981     5,683                         8,664
                          -----------  --------                    ----------
                              (12,926)    1,607                       (11,319)
                          -----------  --------                    ----------
  Income (loss) before
   income tax expense....      19,623    22,107                        41,730
Income tax expense.......       3,845    14,743                        18,588
                          -----------  --------                    ----------
  Net income (loss)...... $    15,778  $  7,364                    $   23,142
                          ===========  ========                    ==========
Net income (loss) per
 common share:
  Basic.................. $      0.27                              $     0.24
                          ===========                              ==========
  Diluted................ $      0.26                              $     0.23
                          ===========                              ==========
Weighted average shares
 outstanding:
  Basic..................      58,016                                  95,290
                          ===========                              ==========
  Diluted................      61,464                                  98,737
                          ===========                              ==========


The accompanying notes are an integral part of the unaudited pro forma combined financial information.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

a. The Unaudited Pro Forma Combined Balance Sheet has been prepared to reflect the pending acquisition by U.S. Filter of Culligan under the pooling of interests method of accounting. U.S. Filter plans to acquire all of the outstanding capital stock of Culligan in exchange for approximately 44.2 million shares of U.S. Filter's Common Stock (assuming an exchange ratio of 1.714 shares of U.S. Filter's Common Stock for each outstanding share of Culligan Common Stock). Pursuant to the pooling of interests method of accounting, the recorded assets and liabilities of each of U.S. Filter and Culligan will be recorded as the assets and liabilities of the combined entity.

  The Unaudited Pro Forma Combined Balance Sheet has also been prepared to reflect Culligan's acquisition of Protean under the purchase method of accounting. Including transaction costs of approximately $8.7 million, the equity purchase price of Protean was approximately $174.5 million. The purchase price will be allocated to the assets of Protean based on their respective estimated fair values. In addition to the equity purchase price, Culligan assumed Protean's long-term indebtedness of approximately $8.4 million. The Protean balance sheet has been derived from the historical financial statements, presented in accordance with UK GAAP and has been translated into US dollars. The pro forma adjustments include certain adjustments necessary to reflect Protean's historical financial statements in accordance with US GAAP. Certain reclassifications have been made to the historical financial statements of Protean to conform with U.S. Filter's presentation. All amounts herein are presented in US dollars. In connection with the acquisition of Protean, Culligan had decided to divest the Analytical and Thermal Group of Protean by November 1998. These operations were reflected as discontinued operations in the unaudited pro forma financial information presented in Culligan's Form 8-K/A dated February 17, 1998 which has been incorporated by reference herein. Upon completion of the merger, U.S. Filter will record a cumulative adjustment to reflect the results of operations of the Analytical and Thermal Group of Protean as if it had never been held for sale. The cumulative adjustment for the period from the date of acquisition through January 31, 1998 will result in a reduction in net income of $264,000.

  The Unaudited Pro Forma Combined Balance Sheet as of December 31, 1997 combines the consolidated balance sheet of U.S. Filter as of December 31, 1997 with the consolidated balance sheets of Culligan as of October 31, 1997 and Protean as of September 30, 1997 and has been adjusted as follows. The U.S. Filter consolidated balance sheet as of December 31, 1997 includes the accounts of Kinetics, Memtec, USG, WaterPro, WMSG and PED as all of these acquisitions were closed on or prior to December 31, 1997. The Culligan consolidated balance sheet as of October 31, 1997 includes the accounts of Ametek as Culligan acquired Ametek on August 1, 1997.

  (i) To eliminate restricted cash that was held in escrow until Culligan's offer to acquire Protean was declared unconditional on December 2, 1997. The restricted cash was used to acquire a portion of Protean's outstanding shares.

  (ii) To reclassify non-current deferred tax assets included in Protean's prepaid assets.

  (iii) To reverse the periodic revaluation of certain property, plant and equipment allowed for UK GAAP purposes. Under US GAAP such revaluations are not permitted and all property, plant and equipment, other than land, is depreciated over their estimated economic lives. The adjustment results in a reduction of the carrying value of net property plant and equipment of $332,000.

  (iv) To increase property, plant and equipment for the estimated step-up to fair value in the amount of $840,000.

  (v) To record the goodwill related to Culligan's acquisition of Protean. Goodwill represents the excess of the purchase price paid over the sum of the estimated fair value of identifiable assets acquired less liabilities assumed and may change based on the final asset valuation.

  (vi) To record a non-current asset of $1,757,000 to reflect Protean's pension accounting on a US GAAP basis. Protean provides for the cost of retirement benefits based upon consistent percentages of employees' pension payables as recommended by independent qualified actuaries. US GAAP requires that the projected benefit obligation be reduced to the extent of the plans' fair value of assets and be adjusted to reflect unrecognized obligations or assets in determining pension cost or credit for the year.

  (vii)To eliminate Culligan's equity investment in Protean of $30,193,000 that was recorded on Culligan's consolidated balance sheet at October 31, 1997.

  (viii) To record incremental indebtedness for Culligan's acquisition of Protean. The total cash purchase price of Protean was approximately $174.5 million including transactional costs of approximately
         $8.7 million. Incremental indebtedness is calculated as follows:

       Protean purchase price.................................... $ 174,465,000
       Less:
       Proceeds from restricted cash.............................  (143,968,000)
       Proceeds from initial equity investment...................   (30,193,000)
                                                                  -------------
       Incremental indebtedness for acquisition of Protean....... $     304,000
                                                                  =============

     Proceeds from restricted cash and from initial equity investment were obtained through borrowings by Culligan prior to October 31, 1997. Accordingly debt associated with such borrowings are included on Culligan's balance sheet as of October 31, 1997.

  (ix)To reflect the equity adjustments necessary to reflect the acquisition of Culligan on a pooling of interests basis. Such adjustments had the effect of increasing common stock $189,000 and reducing additional paid-in-capital by $189,000.

  (x)To eliminate the equity of Protean.

b. The Unaudited Pro Forma Combined Statement of Operations for the fiscal year ended March 31, 1997, combines (i) the results of U.S. Filter (as restated for the acquisition of Kinetics which was accounted for as a pooling of interests) and Protean for such fiscal year, (ii) the results of Memtec for their fiscal year ended June 30, 1997, (iii) the results of Culligan for their fiscal year ended January 31, 1997, (iv) the results of Ametek for their fiscal year ended December 31, 1996, (v) the results of USG for the period beginning on April 1, 1996 and ending immediately prior to U.S. Filter's acquisition of USG on October 25, 1996, (vi) the results of WaterPro for the period beginning on April 1, 1996 and ending immediately prior to U.S. Filter's acquisition of WaterPro on October 28, 1996, (vii) the results of WSMG for the period beginning on April 1, 1996 and ending immediately prior to U.S. Filter's acquisition of WSMG on December 2, 1996, and (vii) the results of PED for the period beginning on April 1, 1996 and ending immediately prior to U.S. Filter's acquisition of PED on January 6, 1997. Results of USG, WaterPro, WSMG and PED after they were acquired by U.S. Filter to March 31, 1997 are included in U.S. Filter's historical results for the fiscal year ended March 31, 1997.


  The Unaudited Pro Forma Combined Statement of Operations for the nine months ended December 31, 1997 combines (i) the results of U.S. Filter for such nine month period (which includes the results of Kinetics as such acquisition closed on December 31, 1997 and was accounted for as a pooling of interests), (ii) the results of Memtec for the period beginning on April 1, 1997 and ended immediately prior to the acquisition by U.S. Filter on December 9, 1997 (Memtec's results subsequent to its acquisition are included in U.S. Filter's historical results), (iii) the results of Culligan for their nine months ended October 31, 1997, (iv) the results of Ametek for the period beginning on February 1, 1997 and ending immediately prior to its acquisition by Culligan on August 1, 1997 (Ametek's results subsequent to its acquisition by Culligan are included in Culligan's historical results) and (v) the results of Protean for their nine months ended September 30, 1997. The Protean statements of operations have been derived from the historical financial accounts of Protean and are presented in accordance with UK GAAP. These statements of operations have been translated into US dollars using exchange rates of $1.59 and $1.63 per British pound sterling for the year ended March 31, 1997 and the nine months ended September 30, 1997, respectively. Additionally, certain pro forma adjustments were made to conform Protean's historical financial information with US GAAP.

  For the fiscal years ended March 31, 1996 and 1995, the historical results of U.S. Filter for the fiscal years ended March 31, 1996 and 1995, are combined with the results of Culligan for their fiscal years ended January 31, 1996 and 1995, respectively. For the nine month period ended December 31, 1996, the historical results of U.S. Filter (as restated for the acquisition of Kinetics which was accounted for as a pooling of interests) for such period are combined with the results of Culligan for the nine months ended October 31, 1996. The Unaudited Pro Forma Combined Statements of Operations for these periods are in effect a restatement of the historical operations of each of U.S. Filter and Culligan and accordingly do not include the results of Memtec, Protean, Ametek, USG, WaterPro, WSMG and PED which were acquisitions accounted for as purchases.

  The Unaudited Pro Forma Combined Statements of Operations gives effect to the following adjustments:

                                                              FISCAL YEAR
                                                                 ENDED      NINE MONTHS ENDED
                                                             MARCH 31, 1997 DECEMBER 31, 1997
                                                             -------------- -----------------
                                                                      (IN THOUSANDS)
(i) To eliminate November and December 1995 sales (and
    related expenses) of APIC International, S.A., a wholly
    owned subsidiary of Ametek, to reduce the results to
    the twelve months ended December 31, 1996. The
    adjustment impacts the following accounts:
      Sales................................................     $   827           $--
                                                                =======           ====
      Cost of sales........................................     $  (359)          $--
                                                                =======           ====
      Selling, general and administrative expenses.........     $  (367)          $--
                                                                =======           ====
(ii) To reclassify research and development expenses
     included in cost of sales in Ametek's historical
     results for the year ended December 31, 1996 to
     selling, general and administrative expenses in order
     to combine Ametek's historical results on a basis
     consistent with U.S. Filter. The adjustment impacts
     the following accounts:
      Cost of sales........................................     $  (618)          $--
                                                                =======           ====
      Selling, general and administrative expenses.........     $   618           $--
                                                                =======           ====
(iii) To reclassify depreciation expense of Ametek to cost
      of sales from selling, general and administrative
      expenses for the year ended December 31, 1996 in
      order to combine Ametek's historical results on a
      basis consistent with U.S. Filter. The adjustment
      impacts the following accounts:
      Cost of sales........................................     $ 1,856           $--
                                                                =======           ====
      Selling, general and administrative expenses.........     $(1,856)          $--
                                                                =======           ====
  (iv) To adjust cost of sales to capitalize tooling costs
       expensed by Ametek, net of additional depreciation
       expense related to such capitalized amounts, in
       order to present Ametek's historical results on a
       basis consistent with U.S. Filter and the accounting
       policies that are being used subsequent to
       Culligan's acquisition of Ametek ...................     $   (45)          $--
                                                                =======           ====

                                                 FISCAL YEAR
                                                    ENDED      NINE MONTHS ENDED
                                                MARCH 31, 1997 DECEMBER 31, 1997
                                                -------------- -----------------
                                                         (IN THOUSANDS)
  (v) To adjust cost of sales to record
      depreciation expense on the net step-up
      in fair value of the property, plant and
      equipment acquired by Culligan in the
      Protean acquisition. Such assets are
      depreciated over a 10 year economic life
      .........................................     $   51          $   38
                                                    ======          ======
  (vi) To adjust selling, general and
       administrative expenses to record
       amortization expense of identifiable
       trademarks acquired in connection with
       Culligan's acquisition of Ametek .......     $  160          $   80
                                                    ======          ======
  (vii) To adjust selling, general and
        administrative expenses to reflect
        goodwill amortization from U.S.
        Filter's acquisitions of USG, WaterPro,
        WSMG and PED, with such goodwill of
        approximately $262,326,000 amortized
        over 40 years. The Pro Forma adjustment
        reflects goodwill amortization from
        April 1, 1996 until each of USG,
        WaterPro, WSMG and PED were acquired.
        Goodwill amortization related to these
        acquirees after their respective
        acquisition dates is included in U.S.
        Filter's historical results............     $3,279          $  --
                                                    ======          ======
  (viii) To adjust selling, general and
         administrative expenses to reflect the
         goodwill amortization from Culligan's
         acquisitions of Protean and Ametek,
         with such goodwill of approximately
         $262,634,000 amortized over 40 years
         ......................................     $6,566          $4,924
                                                    ======          ======
  (ix) To reclassify restructuring expenses
       recorded by Protean in accordance with
       UK GAAP into selling, general and
       administrative expenses for the year
       ended March 31, 1997, as they do not
       meet the definition of restructuring
       costs under US GAAP. Additionally,
       during the nine months ended December
       31, 1997 certain costs that were accrued
       by Protean as restructuring costs at
       March 31, 1997 should have been expensed
       as selling, general and administrative
       costs as incurred in the subsequent nine
       month period. The adjustments impact the
       following accounts:
      Selling, general and administrative
       expenses................................     $  975          $  619
                                                    ======          ======
      Merger, restructuring, acquisition and
       other related charges...................     $ (975)         $  --
                                                    ======          ======
  (x) To adjust selling, general and
      administrative expenses to recognize the
      effect of accounting for pension costs on
      a US GAAP basis..........................     $  (51)         $ (160)
                                                    ======          ======
  (xi) To adjust interest expense related to
       the debt of approximately $562,829,000
       incurred or to be incurred to finance
       the acquisitions Memtec and Protean; and
       to adjust interest expense related to
       the debt of $25,000,000 assumed in
       Culligan's acquisition of Ametek.
       Interest on the total debt of
       $587,829,000 is assumed to be either
       financed by or refinanced by borrowings
       under U.S. Filter's Senior Credit
       Facility at an assumed effective rate of
       5.92% per annum.

                                                FISCAL YEAR
                                                   ENDED      NINE MONTHS ENDED
                                               MARCH 31, 1997 DECEMBER 31, 1997
                                               -------------- -----------------
                                                        (IN THOUSANDS)
     For the fiscal year ended March 31,
     1997, the total incremental debt of
     $587,829,000 is assumed to be
     outstanding for the entire fiscal year.
     For the nine months ended December 31,
     1997, incremental debt of $388,364,000
     used to finance the acquisition of
     Memtec is assumed to be outstanding for
     period beginning on April 1, 1997 and
     ending immediately prior to its
     acquisition by U.S. Filter on December
     9, 1997 (from that date until the end of
     the nine month period on December 31,
     1997 debt to acquire Memtec was actually
     outstanding and interest expense on such
     debt was included in U.S. Filter's
     historical results). Additionally, for
     the nine months ended December 31, 1997,
     incremental debt of $174,465,000 used to
     finance Culligan's acquisition of
     Protean is assumed to be outstanding for
     the entire nine month period; whereas
     debt assumed in Culligan's acquisition
     of Ametek of $25,000,000 is assumed to
     be outstanding for the period beginning
     on February 1, 1997 and ending
     immediately prior to its acquisition by
     Culligan on August 1, 1997 (from that
     date until the end of the nine month
     period on October 31, 1997 debt assumed
     in Culligan's acquisition of Ametek was
     actually outstanding and interest
     expense on such debt was included in
     Culligan's actual results).
     For the fiscal year ended March 31,
     1997, the interest expense adjustment
     includes a provision for the debt of
     approximately $541,025,000 incurred to
     finance the acquisitions of WSMG and
     PED, net of historical interest expense
     recorded by WaterPro and PED on parent
     company debt. WaterPro and PED incurred
     interest on such parent company debt at
     the prime rate and approximately 11%,
     respectively, and incurred interest
     expense of $2,433,000 and $9,469,000
     respectively, for the period beginning
     April 1, 1996 and ending when upon
     acquisition of the individual
     businesses. The assumed interest rate on
     $414,000,000 of the debt incurred to
     finance the WSMG and PED acquisitions is
     4.5% as this debt was funded by
     convertible subordinated debentures
     issue December 12, 1996. The remaining
     $137,025,000 of such debt is assumed to
     be financed on borrowings under U.S.
     Filter's Senior Credit Facility with an
     effective interest rate of 5.92%.
       The assumed effective interest of
       5.92% on assumed borrowings under U.S.
       Filter's Senior Credit Facility is
       subject to variability. A 0.125%
       increase-decrease in the assumed
       effective interest rate incrementally
       decreases-increases pro forma combined
       net income (loss) $505,000 and
       $325,000 for the year ended March 31,
       1997 and the nine months ended
       December 31, 1997.....................     $ 35,972        $ 24,359
                                                  ========        ========
   (xii) To adjust the provision for income
         taxes for each of the pro forma
         adjustments assuming the statutory
         tax rate of 35%.....................     $(16,112)       $(10,451)
                                                  ========        ========

c. During the fiscal year ended March 31, 1997, U.S. Filter recorded merger expenses of $5.6 million related to the acquisition of Davis. Such expenses consisted primarily of investment banking, printing, stock transfer, legal, accounting, governmental filing fees and certain other costs related to existing Davis pension plans and change of control payments. On December 9, 1997, U.S. Filter acquired all of the outstanding shares of Memtec in exchange for cash totaling $397.2 million (including estimated transaction costs of $10.6 million). U.S. Filter acquired from Memtec certain in-process research and development projects that had not reached technological feasibility and that had no alternative future use. The estimated market value of such in-process research and development projects, as determined by an independent appraiser, was $299.5 million and was expensed at the acquisition date. During the nine months ended December 31, 1997, U.S. Filter recorded a pre-tax charge for merger, restructuring, acquisition and other related charges of $141.1 million. Such charges related to a restructuring plan that U.S. Filter designed and implemented concurrent with the acquisitions of Kinetics and Memtec. The plan was designed to streamline U.S. Filter's manufacturing and production base, improve efficiency and enhance its competitiveness. Included in the merger, restructuring, acquisition and other related charges was merger expenses incurred to consummated the Kinetics transaction of $4.3 million consisting of investment banking, printing, stock transfer, legal, accounting, governmental filing and certain other transaction costs.

  During the fiscal year ended June 30, 1997 and the nine months ended December 31, 1997, Memtec recorded restructuring expenses of $1.7 million and $2.7 million, respectively. Such restructuring expenses related to employee terminations and asset write-downs at Memtec's French operations. The restructuring was performed to focus Memtec's French operations on global brands and away from non-core businesses.

  During the nine months ended October 31, 1997, Culligan recorded a merger and restructuring charge of $9.5 million in connection with the acquisition of Ametek to reflect the integration and restructuring of the Culligan's Everpure(R), UltraPure(R) and US Water(R) Products operations with Ametek and the restructuring of Culligan's consumer products division to focus principally on the "do-it-yourself" and hybrid retail markets. During the nine months ended October 31, 1997, Culligan acquired from Ametek certain in-process research and development projects that had not reached technological feasibility and that had no alternative future use. The estimated market value of such in-process research and development projects was $17.0 million and was expensed at the acquisition date. In addition during such nine months, Culligan wrote-off the remaining goodwill of $3.2 million arising from the acquisition of Ultra Pure(R) in January 1996 related to more costly technology used prior to the acquisition of Ametek. During the nine months ended October 31, 1997, Culligan disposed of its investment in Anvil Holdings, Inc. for total cash proceeds of $50.9 million. The transaction, which included payment of outstanding accrued interest receivable and dividends, resulted in a pre-tax gain of approximately $31.1 million.

  During the fiscal year ended March 31, 1997, Protean recorded a charge of $2.1 million ($1.1 million for US GAAP purposes) for reorganization costs incurred in respect of DWA GmBH & Co. AG consisting of redundancies and professional and consultancy assistance in Germany, together with inventory write downs and other provisions.

  Prior to the acquisition of PED by U.S. Filter during the fiscal year ended March 31, 1997, PED incurred restructuring charges relating to the plant closure and relocation of the operations of Wallace & Tieman, Inc. a subsidiary, from Belleville, N.J. to Vineland, N.J. These restructuring charges totaled $2.0 million during the period beginning of April 1, 1996 and ending immediately prior to PED being acquired by U.S. Filter on January 6, 1997.